Exhibit 2.3

CONTRIBUTION AND PURCHASE AGREEMENT

BY AND AMONG

STEADFAST APARTMENT REIT OPERATING PARTNERSHIP, L.P.,

AS CONTRIBUTEE,

STEADFAST APARTMENT REIT, INC.

AND

STEADFAST REIT INVESTMENTS, LLC,

AS CONTRIBUTOR

DATED AS OF AUGUST 31, 2020

CONTRIBUTION AND PURCHASE AGREEMENT

This CONTRIBUTION AND PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 31, 2020, by and among Steadfast Apartment REIT Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership” or the “Contributee”), and Steadfast Apartment REIT, Inc., a Maryland corporation (“STAR”), as the general partner of the Contributee, on the one hand, and Steadfast REIT Investments, LLC, a Delaware limited liability company (the “Contributor”), on the other hand. Contributee, STAR and Contributor are collectively referred to as the “Parties”, and each, a “Party”. Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article 9 to this Agreement.

R E C I T A L S

WHEREAS, prior to the date hereof Steadfast Investment Properties, Inc., a California corporation (“SIP”), Steadfast REIT Services, Inc., a California corporation (“REIT Services”), and their respective Affiliates, owned and operated the Business (as defined below) and employed all the employees necessary to operate the Business;

WHEREAS, immediately prior to the transactions contemplated hereby, SIP, REIT Services and their respective Affiliates will transfer the Transferring Employees and Contributed Assets to STAR REIT Services, LLC, a Delaware limited liability company (“SRS”);

WHEREAS, Steadfast REIT Holdings, LLC, a Delaware limited liability company (“SRH”), and Crossroads Capital Multifamily, LLC, a Delaware limited liability company, are the sole owners of Contributor;

WHEREAS, the Contributor is the sole owner of STAR RS Holdings, LLC, a Delaware limited liability company (“SRSH”);

WHEREAS, SRSH is the sole owner of STAR TRS, Inc., a Delaware corporation (“STAR TRS”);

[Signature page to Contribution Agreement]

WHEREAS, SRSH is the 99% owner of SRS and STAR TRS is the 1% owner of SRS;

WHEREAS, the Contributor and its Affiliates is engaged in the business of serving as the advisor and property manager to STAR (the “Business”) and owns certain assets including, but not limited to, the Contributed Assets (as defined below);

WHEREAS, Steadfast Apartment Advisor, LLC, a Delaware limited liability company (“STAR Advisor”), is a wholly-owned indirect subsidiary of the Contributor;

WHEREAS, STAR Advisor owns the Convertible Shares;

WHEREAS, concurrently with this Agreement, certain of the Parties are entering into the Transaction Documents (as defined below); and

WHEREAS, the Contributee and the Contributor desire to enter into a self-administration transaction in which the Contributor contributes and the Contributee receives and accepts the Contributed Assets.

NOW, THEREFORE, in consideration of the above recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

CONTRIBUTION OF ASSETS

1.1 Contribution of the Contributed Assets and Purchase of the Convertible Shares. On and subject to the terms and conditions of this Agreement, at the Closing (a) the Contributor agrees to contribute, convey, transfer, irrevocably assign and deliver to the Contributee all of the membership interests of SRSH, which owns all of the assets set forth on Schedule 1.1 (collectively, the “Contributed Assets”) in exchange for the Contribution Value, except as provided herein, free and clear of all Encumbrances, and at the Closing, the Contributee agrees to accept contribution of the Contributed Assets and assume the Assumed Liabilities, if any, in exchange for the Contribution Value and (b) the Contributor agrees to cause STAR Advisor to sell, irrevocably assign, transfer, convey and deliver to STAR all of the Convertible Shares in exchange for the Purchase Price, free and clear of all Encumbrances, and at the Closing, STAR agrees to purchase the Convertible Shares for the Purchase Price.

1.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, the Contributed Assets shall not include any of the rights, properties or assets set forth on, or described in Schedule 1.2 (collectively, the “Excluded Assets”).

1.3 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, including without limitation Section 7.2, at the Closing, the Contributee shall assume from the Contributor the liabilities and obligations of the Contributor solely to the extent set forth on, or described in, Schedule 1.3 (each an “Assumed Liability” and, collectively, the “Assumed Liabilities”) and thereafter pay, perform and otherwise discharge the Assumed Liabilities in accordance with their terms. Except for the Assumed Liabilities, nothing contained in any Transaction Document shall be interpreted or construed to result in the assumption by the Contributee, or result in the Contributee becoming in any way liable for, any Liabilities of the Contributor (each an “Excluded Liability” and, collectively, the “Excluded Liabilities”).

1.4 Consideration. The aggregate consideration for the Contributed Assets shall be $124,999,000 (the “Contribution Value”), to be delivered at Closing as (a) a cash payment of $31,249,000 (the “Cash Consideration”) and (b) 6,155,613.92 units of Class B limited partnership interests in the Contributee (the “Class B OP Units”) having the agreed value set forth on Schedule 1.4(b) (the “OP Unit Consideration”). The aggregate consideration for the Convertible Shares shall be $1,000 (the “Purchase Price”), to be delivered at closing as a cash payment.

1.5 Contributor Assignment of Certain Contracts. Subject to Section 1.6, at the Closing, effective as of the Effective Date, the Contributee shall succeed to the rights and privileges of the Contributor and its Affiliates, and shall perform, or cause its subsidiaries to perform, at and after the Effective Date, all Contracts and Permits related to the Business, each of which set forth on Schedule 1.5 (the “Assigned Contracts”).

1.6 Consent of Third Parties. Notwithstanding anything to the contrary contained in any Transaction Document, to the extent that the assignment of all or any portion of any of the Assigned Contracts shall require the consent of the other party thereto or any third Person, or if any Permit is non-assignable or assignable only with the consent of the Governmental Entity issuing the same or any third Person, then in any and all such instances, this Agreement shall not constitute an agreement to assign any such Assigned Contracts or Permits, if such an assignment would constitute a breach or violation thereof. In order, however, to provide the Contributee the full realization and value of such Assigned Contracts and Permits, the Contributor and the Contributee shall take all commercially reasonable actions and do or cause to be done all commercially reasonable things in cooperation with one another as shall be necessary or proper to assure that the rights of each of SRSH, STAR TRS and SRS under such Assigned Contracts or Permits shall be preserved for the benefit of the Contributee and transferred or issued to the Contributee when such third Person consent, or in the case of Permits consent of the applicable Governmental Entity, or the issuance of a replacement Permit in the name of the Contributee, is received.

1.7 Income Tax Treatment. The receipt of the Contributed Assets by the Contributee from the Contributor in exchange for the Contribution Value is intended to qualify as (a) with respect to the OP Unit Consideration a tax-deferred contribution of assets to the Contributee in exchange for Class B OP Units under Code Section 721, and (b) with respect to the Cash Consideration, a sale of assets from the Contributor to the Contributee under Code Section 707. The Contribution Value shall be allocated among the Contributed Assets in the manner as reasonably agreed to by the Parties after Closing for federal income tax purposes. Unless otherwise required by applicable Law, the Contributee and the Contributor each hereby agree to report the transactions contemplated herein for all income tax purposes (including for purposes of reporting on any income tax returns filed by the Contributor) in a manner that is consistent with the provisions of this Section 1.7, and none of the Parties shall take any position (whether in audits, or Tax Returns or otherwise) that is inconsistent with the provisions of this Section 1.7 unless required to do so by applicable Law. STAR and the Contributee agree to take such actions as may be necessary (including amending the Operating Partnership Agreement) so as to cause the Contributee to elect to use the “traditional method” described in Treasury Regulations Section 1.704-3(b) of allocating (pursuant to Section 704(c) of the Code) any tax items relating to those Contributed Assets to which the OP Unit Consideration is allocated in accordance with this Section 1.7.

1.8 Contributor Name. From and after the Closing Date, the Contributor, on its own behalf and on behalf of its Affiliates, grants to the Contributee a five-year, non-exclusive, non-transferable, non-sublicenseable, royalty-free license to use the name, trademark, and service mark “Steadfast,” and certain domain names, as set forth and subject to the terms and conditions of the Trademark License Agreement.

ARTICLE 2

CLOSING

2.1 Closing. The closing of the contribution and exchange of the Contributed Assets and the purchase of the Convertible Shares (the “Closing”), is taking place contemporaneously with the execution and delivery of this Agreement and all other Transaction Documents by the Parties, and the other parties who or which are parties thereto, at the offices of Contributor, 18100 Von Karman Avenue, Suite 500, Irvine, California 92612 at 11:59p.m., local time on Monday, August 31, 2020 (the “Closing Date”).

2.2 Closing Deliveries by the Contributor. On the Closing Date, the Contributor shall deliver or cause to be delivered to the Contributee:

(a) a Bill of Sale, Assignment and Assumption Agreement, substantially in the form set forth as Exhibit A (the “Bill of Sale and Assumption Agreement”), duly executed by the Contributor, assigning and transferring Contributor’s Personal Property used in the Business and effecting the assumption of the Assumed Liabilities;

(b) an Assignment of Contracts, substantially in the form set forth as Exhibit B (an “Assignment of Contracts Agreement”), duly executed by the Contributor and any of its Affiliates, assigning and transferring the Assigned Contracts;

(c) the Trademark License Agreement, substantially in the form set forth as Exhibit C (the “Trademark License Agreement”), duly executed by SIP;

(d) an assignment in form and substance reasonably acceptable to the Contributee of the Contributor’s right, title and interest in all of the membership interests in SRSH;

(e) any Contributor Required Third Party Consents received on or before the Closing Date;

(f) employment agreements between the individuals listed on Schedule 2.2(g) and SRS, substantially in the form set forth as Exhibit D, duly executed by such individuals and SRS (the “Key Person Employment Agreements”);

(g) the Transition Services Agreement, substantially in the form set forth as Exhibit E (the “Transition Services Agreement”), duly executed by SIP;

(h) the Property Management Agreements, substantially in the form set forth as Exhibit F (the “Property Management Agreement”), duly executed by SRS and each respective property owner.

(i) a certificate of the Secretary of the Contributor, certifying as to:

(A) resolutions of the Contributor’s, SRSH’s, STAR TRS’s and SRS’s managers and members, if necessary, authorizing the execution, delivery and performance of the Transaction Documents to which any of the Contributor and its Affiliates is a party, and

(B) the incumbency of any and all of the Contributor’s officers or managers, executing the Transaction Documents on behalf of the Contributor;

(j) a good standing certificate, dated not earlier than ten (10) days next preceding the Closing Date, for Contributor, SRSH, SRS and STAR TRS from their respective jurisdiction of formation or organization;

(k) a stock power evidencing the transfer of the Convertible Shares, free and clear of Encumbrances, substantially in the form set forth as Exhibit G;

(l) the Registration Rights Agreement, substantially in the form set forth as Exhibit H (the “Registration Rights Agreement”), duly executed by the Contributee;

(m) a certificate of non-foreign status of the Contributor (or, if Contributor is an entity disregarded from its owner for U.S. federal income tax purposes, its regarded owner), in form and substance reasonably satisfactory to the Contributee, in accordance with Treasury Regulations Section 1.1445-2(b);

(n) the Third Amended and Restated Limited Partnership Agreement of the Operating Partnership, substantially in the form set forth as Exhibit I (“Operating Partnership Agreement”), duly executed by STAR as general partner and Contributor, Wellington V V M, LLC and Copans V V M, LLC as limited partners;

(o) a Non-Compete and Non-Solicit Agreement and STAR, substantially in the form set forth as Exhibit J (the “Non-Compete and Non-Solicit Agreement”), duly executed by Rodney Emery;

(p) the Property Lease Agreement, substantially in the form set forth as Exhibit K (the “Property Lease Agreement”), duly executed by SIP and Steadfast Management Company Inc., a California corporation;

(q) such other certificates, opinions, documents or instruments as may reasonably be requested of the Contributor, SRSH, SRS and STAR TRS by the Contributee, consistent with the terms of and transactions contemplated by this Agreement; and

(r) proof reasonably acceptable to the Contributee that (i) the employment of all Transferring Employees, (ii) except as may be limited by applicable Law, any related personnel records (including all human resources and other records), and (iii) all employee handbooks, training materials and other marketing and expense management programs and materials that pertain to the Business, have been properly transferred to, or established at, SRSH, SRS or STAR TRS prior to the Closing, with all necessary third Person consents (except that the Contributor may retain copies of such records or files, to the extent it determines, in its reasonable discretion, it is necessary to satisfy its obligations under Law).

2.3 Closing Deliveries by the Contributee. On the Closing Date, STAR or the Contributee, as the case may be, shall deliver to the Contributor:

(a) payment of the Cash Consideration and the Purchase Price to an account specified in writing by Contributor;

(b) issuance of the Class B OP Units to the Contributor, in accordance with Section 1.4(b);

(c) the Bill of Sale, Assignment and Assumption Agreement, duly executed by the Contributee;

(d) the Assignment of Contracts Agreement, duly executed by the Contributee;

(e) the Trademark License Agreement, duly executed by the Contributee;

(f) the Property Lease Assignment Agreement, duly executed by SIP and Steadfast Management Company, Inc.;

(g) the assignment referred to in Section 2.2(d), duly executed by the Contributee;

(h) the Property Management Agreement, duly executed by SRS;

(i) the Transition Services Agreement, duly executed by SRS;

(j) a certificate of the Secretary of STAR, certifying as to:

(A) resolutions of the board of directors of STAR on behalf of STAR itself and as general partner of the Contributee authorizing the execution, delivery and performance of the Transaction Documents to which STAR and the Contributee, respectively, is a party, and

(B) the incumbency of any and all STAR officers, executing the Transaction Documents on behalf of STAR as the general partner of Contributee;

(k) a certificate of the Secretary of the general partner of the Contributee, certifying as to:

(A) resolutions of the general partner of the Contributee and the limited partners, if necessary, authorizing the execution, delivery and performance of the Transaction Documents to which the Contributee is a party, and

(B) the incumbency of any and all officers of the general partner of the Contributee, executing the Transaction Documents on behalf of the Contributee;

(l) good standing certificates, dated not earlier than ten (10) days next preceding the Closing Date, for STAR and the Contributee, respectively, from their respective jurisdictions of incorporation, formation or organization;

(m) the Registration Rights Agreement, duly executed by STAR;

(n) the Operating Partnership Agreement, duly executed by STAR; and

(o) such other certificates, opinions, documents or instruments as may reasonably be requested of STAR and/or the Contributee by the Contributor, consistent with the terms of, and the transactions contemplated by, this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR

Except as set forth in, or qualified by any matter set forth in, the Schedules (it being agreed that the disclosure of any matter in any section in the Schedules shall be deemed to have been disclosed in any other section in the Schedules to which the applicability of such disclosure is reasonably apparent), the Contributor represents and warrants to the Contributee as follows:

3.1 Organization and Good Standing of the Contributor and SRSH, SRS and STAR TRS. Each of the Contributor, SRSH and SRS is a limited liability company duly organized, validly existing, and in good standing under the Limited Liability Company Act of the State of Delaware as amended. STAR TRS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of the Contributor, SRSH, SRS and STAR TRS is duly authorized to conduct its business and is in good standing under the applicable Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not, individually or in the aggregate, have a Contributor Material Adverse Effect. Each of the Contributor, SRSH, SRS and STAR TRS has the requisite power and authority necessary to own or lease its properties and to carry on the Business as presently conducted. Each of the Contributor, SRSH, SRS and STAR TRS has delivered to STAR or the Contributee complete and correct copies of its Organizational Documents, as amended to date. Each of the Contributor, SRSH, SRS and STAR TRS is in compliance with its Organizational Documents. There is no pending or, to the Contributor’s Knowledge, threatened Action for the dissolution, liquidation or insolvency of the Contributor, SRSH, SRS or STAR TRS.

3.2 Contributor Power and Authority; Enforceability. Each of the Contributor and its Affiliates has all requisite limited liability company power and authority to enter into each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of each of the Transaction Documents by the Contributor and its Affiliates and the consummation by the Contributor and its Affiliates of the transactions contemplated hereby or thereby have been duly authorized by all necessary limited liability company action on their respective parts. Each of the Transaction Documents has been, or upon execution and delivery will be, duly executed and delivered by the Contributor and its Affiliates, as applicable, and assuming the due authorization, execution and delivery of such Transaction Documents by the other Parties thereto, will constitute, the valid and binding obligations of the Contributor and its Affiliates, enforceable against the Contributor and Affiliates in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3 No Conflicts; Required Consents. Except as provided in Schedule 3.3, the execution and delivery of the Transaction Documents by the Contributor and its Affiliates does not, and the performance by the Contributor and its Affiliates of the transactions contemplated hereby or thereby will not, (a) violate, conflict with, or result in any breach of any provision of their respective Organizational Documents, (b) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any Person to accelerate any obligation of the Contributor or its Affiliates, or result in the loss of any benefit, or give rise to the creation of any Encumbrance on any property or asset of SRSH, SRS or STAR TRS or otherwise used in the Business under any of the terms, conditions or provisions of any material instrument or obligation to which any property or asset of SRSH, SRS or STAR TRS or otherwise used in the Business may be bound or subject, or (c) violate any material Law applicable to the Contributor or its Affiliates or by which or to which any property or asset of SRSH, SRS or STAR TRS or otherwise used in the Business is bound or subject. Schedule 3.3 sets forth a complete and accurate list of each material consent, approval, waiver and authorization that is required to be obtained by any of the Contributor or its Affiliates from, and each material notice that is required to be made by any of the Contributor or its Affiliates, as applicable, to any Person in connection with the execution, delivery and performance by the Contributor and its Affiliates of this Agreement (the “Contributor Required Third Party Consents”).

3.4 Capitalization. The equity capitalization of SRSH, SRS and STAR TRS is as set forth on Schedule 3.4 hereto. Except as set forth on Schedule 3.4, there are no rights of any kind, written or oral, granted by the Contributor to acquire any interest in SRSH, SRS or STAR TRS.

3.5 Financial Statements; Absence of Changes or Events.

(a) Schedule 3.5 contains: the unaudited balance sheet of the Contributor and the Affiliates set forth on Schedule 3.5(a) as of June 30, 2020 (the “Contributor Financial Statements”). Except as set forth therein or in Schedule 3.5(a), the Contributor Financial Statements have been prepared in accordance with GAAP, applied on a basis consistent with Contributor’s prior practice, are consistent with Contributor’s books and records, and in all material respects present accurately and fairly the financial position of the Contributor and its subsidiaries as of their respective dates and for the respective periods covered thereby in accordance with GAAP; provided, however, that such unaudited balance sheet is subject to year-end adjustments, none of which are expected as of the date hereof to be material.

(b) Except as set forth in Schedule 3.5(b), since June 30, 2020, each of the Contributor and its Affiliates as set forth in Schedule 3.5(b), SRSH, SRS and STAR TRS has conducted its Business only in the ordinary course of business, consistent with past practice. Without limiting the foregoing, since such date, with respect to the Business, there has not occurred a Contributor Material Adverse Effect.

(c) The Net Working Capital of the Business, as of the date of this Agreement, is $25,995.

3.6 Absence of Undisclosed Liabilities. Except as set forth in Schedule 3.6, each of SRSH, SRS and STAR TRS has no material obligation or Liability (whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted), other than (a) Liabilities set forth on the Liabilities side of the Contributor Financial Statements, (b) Liabilities which have arisen after June 30, 2020 in the ordinary course of business (none of which is a material Liability resulting from breach of Contract or violation of Law) and (c) Liabilities that are disclosed on any Schedule.

3.7 Compliance with Applicable Laws. Except as set forth in Schedule 3.7, (a) SRSH, SRS and STAR TRS possess, and each is in compliance in all material respects with, all Permits, approvals, franchises, Laws and registrations with Governmental Entities required to operate the Business and own, lease or otherwise hold the Contributed Assets under applicable Law; (b) Contributor, its Affiliates, SRSH, SRS and STAR TRS each has conducted the Business and are now doing so in compliance in all material respects with all applicable Laws; (c) all material Permits required for the conduct of the Business in the ordinary course of business, consistent with past practices, are in force and effect, and there are no Actions pending, or to the Contributor’s Knowledge threatened, that seek the revocation, cancellation, suspension or any adverse modification of any such Permits; and (d) as of the Closing Date, none of the Contributor, its Affiliates, SRSH, STAR TRS, or SRS have received any written notice of any investigation commenced or pending by any Governmental Entity with respect to SRSH, STAR TRS, SRS, the Business, or the Contributed Assets. The Permits included in the Contributed Assets constitute all of the Permits required for the Contributee to own and use the Contributed Assets and operate the Business in the ordinary course of business, consistent with past practices commencing the Effective Date.

3.8 Legal Proceedings. Except as set forth in Schedule 3.8, (a) there are no Actions pending, or to the Contributor’s Knowledge threatened, against the Contributor, SRSH, SRS, STAR TRS, the Business, or any material property or asset of SRSH, SRS or STAR TRS by or before any arbitrator or Governmental Entity with respect to the Business, nor is there any material investigation relating to SRSH, SRS, STAR TRS, any property or asset of SRSH, SRS or STAR TRS pending, or to the Contributor’s Knowledge threatened, by or before any arbitrator or Governmental Entity with respect to the Business; (b) there is no Order outstanding against SRSH, SRS or STAR TRS or affecting any property or asset of SRSH, SRS or STAR TRS relating in any way to the Business; and (c) there is no Action pending, or to the Contributor’s Knowledge threatened, against SRSH, SRS or STAR TRS with respect to the Business.

3.9 Real Property. None of SRSH, SRS or STAR TRS owns or leases any real property.

3.10 Availability, Title to and Condition of Contributed Assets and the Convertible Shares.

(a) Other than with respect to assets, properties, and rights subject to the Property Lease Assignment Agreement, the Trademark Assignment Agreement and the Transition Services Agreement, the Contributed Assets constitute all the assets, properties, and rights necessary for the conduct of the Business in all material respects as presently conducted in the ordinary course of business, consistent with past practices. All of the material Personal Property used in the Business and included in the Contributed Assets, whether owned or leased, has been maintained in accordance with reasonable and customary business practice and is in good operating condition, ordinary wear and tear excepted. The Contributor has good and valid title to all Contributed Assets that it purports to own, free and clear of any Encumbrances. Except as set forth in Schedule 3.10, none of SRSH, SRS or STAR TRS is in default under any lease agreement for Personal Property included in the Contributed Assets to which such entity is a party.

(b) STAR Advisor is the sole lawful and beneficial owner of the Convertible Shares recorded in the name of STAR Advisor, and the Convertible Shares are free and clear of any Encumbrance whatsoever, except for any restrictions on transfer arising pursuant to the Securities Act, and the delivery to STAR of the Convertible Shares in the manner set forth in this Agreement will convey to STAR lawful, valid, and indefeasible title thereto, free and clear of any Encumbrance whatsoever, except for any restrictions on transfer arising pursuant to the Securities Act. The Convertible Shares are not subject to preemptive rights and have not been previously transferred, pledged, hypothecated or conveyed, and are not subject to purchase rights in favor of any other party.

3.11 Taxes. Except as set forth on Schedule 3.11:

(a) each of SRSH, SRS and STAR TRS has timely and properly filed all Tax Returns required to be filed by it (after giving effect to any filing extension properly granted by a Taxing Authority having authority to do so) and each such Tax Return is true, correct and complete in all material respects;

(b) each of SRSH, SRS and STAR TRS has paid all Taxes required to be paid by it, other than any such Taxes that are being contested in good faith;

(c) no deficiencies for any Taxes have been proposed, asserted, assessed or, to the knowledge of the Contributor, threatened against SRSH, SRS, STAR TRS, or any other Contributed Asset, and no requests for waivers of the time to assess any such Taxes are pending;

(d) there are no liens or encumbrances for Taxes (other than Taxes not yet due and payable or which are being contested in good faith) upon any of the Contributed Assets, and no action, proceeding or investigation has been instituted against the Contributor, SRSH, SRS or STAR TRS that would give rise to any such liens or encumbrance;

(e) each of the Contributor and its Affiliates, SRSH, SRS and STAR TRS has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed;

(f) there are no pending or, to the knowledge of the Contributor, threatened audits, assessments or other actions for or relating to any liability in respect of income or material non-income Taxes of SRSH, SRS or STAR TRS, there are no matters under discussion with any Tax authority with respect to income or material non-income Taxes that are likely to result in an additional liability for Taxes with respect to SRSH, SRS or STAR TRS and none of SRSH, SRS or STAR TRS is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, tax allocation agreement or similar contract;

(g) any and all indebtedness assumed or treated as assumed, directly or indirectly, by the Contributor or its Affiliates pursuant to the transaction contemplated herein are “qualified liabilities” within the meaning of the Treasury Regulations Section 1.707(5(a)(5);

(h) each of SRSH, SRS and STAR TRS was formed in connection with the transactions contemplated hereby, and is not liable for the Taxes of another person as a transferee or successor, by operation of law, by contract or otherwise;

(i) The Contributee shall not become liable for the Taxes of another person as a transferee or successor, by operation of law, by contract or otherwise as a result of the contribution of the Contributed Assets to the Contributee;

(j) since its formation, for U.S. federal income Tax purposes, (i) each of the Contributor, SRSH and SRS has been treated as a partnership or a disregarded entity and not as a corporation or an association taxable as a corporation and will continue to be so treated immediately after the Closing, and (ii) STAR TRS has been treated as a corporation and will continue to be so treated immediately after the Closing;

(k) The Contributor has obtained from its own tax advisors advice regarding the tax consequences of (i) the transfer of the Contributed Assets to the Contributee and the receipt of Class B OP Units and cash as the consideration therefor, (ii) its admission as a limited partner of the Contributee, (iii) any other transaction contemplated by this Agreement and (iv) ownership of Class B OP Units, including the effect of Section 704(c) of the Code; and

(l) neither the Contributee nor STAR has made any representation to the Contributor regarding the tax treatment of the transactions contemplated by this Agreement, the Contributor further represents and warrants that it has not relied on the Contributee or STAR representatives or counsel for any tax advice.

3.12 Contracts. Schedule 3.12 contains a list of Contracts exceeding $10,000 in value necessary for the continued operation of the Business in the ordinary course of business, consistent with past practices immediately prior to the Closing (irrespective of whether SRSH, SRS or STAR TRS is a party thereto) (collectively, the “SRSH Contracts”). The Contributor has delivered to the Contributee a correct and complete copy of each written agreement listed in Schedule 3.12 and a written summary setting forth the terms and conditions of each oral agreement referred to therein. With respect to each SRSH Contract listed on Schedule 3.12, except as disclosed on Schedule 3.12, (i) the agreement is legal, valid, binding and in force and effect in accordance with its terms; (ii)

SRSH, SRS and STAR TRS is not, and to the Contributor’s Knowledge, no other Person who or which is a party to a SRSH Contract listed on Schedule 3.12, is in breach or default, and no event has occurred (or is reasonably likely to occur) which with notice or lapse of time (or both) would constitute a breach or default, or permit termination, modification, or acceleration under, such SRSH Contract; (iii) to the Contributor’s Knowledge, no party to a SRSH Contract listed on Schedule 3.12 has repudiated or threatened to repudiate any provision of any such SRSH Contract; and (iv) the Contributee’s acquisition of the Contributed Assets at the Closing, effective as of the Effective Date, will not give rise to a material breach, default or violation by the Contributor, SRSH, SRS or STAR TRS of any SRSH Contract listed on Schedule 3.12 and will not require the consent or approval of any Third Party except as otherwise set forth on Schedule 3.12. Except as set forth on Schedule 3.12, there are no SRSH Contracts (A) relating to the acquisition or disposition of any business or operations (whether by merger, sale of equity interests, sale of assets, outsourcing or otherwise) with material ongoing obligations, (B) relating to a joint venture, partnership, strategic alliance, teaming, cooperation or similar Contract, (C) that is an employment agreement, or restricting the employment, of any Transferring Employee (other than offer letters for “at-will” employment that do not contain severance), (D) that limits or purports to limit (or that following Closing would limit) the ability of SRSH, SRS, STAR TRS and/or their respective Affiliates (i) to compete in any line of business, with any Person, in any geographic area or during any period of time or (ii) to solicit any customers or employees, (E) that grants any right of first refusal, right of first offer or option to acquire or similar right in respect of the Contributed Assets, (F) that contains any exclusivity restriction or a “most favored nation” clause, (G) that is a settlement agreement, assurance of discontinuance, consent agreement, or memorandum of understanding with respect to any Action, in each such case, with material continuing obligations thereunder or involving material injunctive or nonmonetary relief, (H) entered into with any Governmental Entity with continuing obligations thereunder, (I) to enter into any of the foregoing, or (J) otherwise necessary for the Business.

3.13 Employee Benefit Matters.

(a) Schedule 3.13(a) sets forth a list, as of the date of this Agreement, of each material Employee Plan, (other than offer letters for “at-will” employment that do not contain severance and that are substantially consistent with a form of offer letter listed on Schedule 3.13(a) and made available to Contributee pursuant to this Section 3.13(a), identifying each of such Employee Plans that are sponsored, maintained or contributed to SRSH, SRS or STAR TRS (each a “Transferring Employee Plan” and collectively, the “Transferring Employee Plans”). The Contributor has made available to the Contributee a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) of each such Transferring Employee Plan and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent IRS determination letter, opinion letter or advisory letter, if applicable; (iii) any summary plan description; and (iv) for the three most recent years, the Form 5500 and attached schedules and audited financial statements.

(b) Following the Closing Date, except as otherwise provided in the Transition Services Agreement or in this Agreement, none of STAR or its Affiliates, SRSH, SRS or STAR TRS will have any Liability (i) with respect to any of the Employee Plans other than the Transferring Employee Plans, (ii) with respect to any Non-Transferring Employees, or (iii) with respect to any Transferring Employee Plans to the extent such Liability relates to any Non-Transferring Employee (or any of their respective dependents, spouses, or beneficiaries).

(c) None of SRSH, SRS or STAR TRS, or any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, or has ever had any Liability with respect to, any employee benefit plan that: (i) is subject to Title IV or Section 302 of ERISA or Section 412 of the Code; (ii) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (iv) is a “multiple employer plan” within the meaning of Section 413(c) of the Code; or (v) promises or provides retiree medical or other retiree welfare benefits to any Person other than as required under COBRA or other applicable legal requirements. No Employee Plan has ever been funded through a “welfare benefit fund” as defined in Code Section 419(e), and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of Code Section 501(c)(9)) or a supplemental unemployment benefit plan (within the meaning of Code Section 501(c)(17)).

(d) No actions, suits, or claims (other than routine claims for benefits in the ordinary course of business) are pending or, to the Knowledge of the Contributor, threatened with respect to any Employee Plan. No audit or investigation by the IRS, the DOL or other Governmental Entity is pending or, to the Knowledge of the Contributor, threatened with respect to any Employee Plan. Each Employee Plan has been maintained and administered in all material respects in compliance with its terms and the applicable provisions of ERISA, the Code and other applicable Laws. With respect to each Employee Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a), the Employee Plan has received and is entitled to rely on a determination from the Internal Revenue Service that such Employee Plan is so qualified (or if it is a prototype plan, it has a favorable opinion letter; or if it is a volume submitter, it has a favorable advisory letter), the Contributor, SRSH, SRS, STAR TRS or the ERISA Affiliate (as applicable) has properly adopted such Employee Plan. No event or documentation defect with respect to any Employee Plan has occurred which would reasonably expected to cause such Employee Plan to become disqualified for purposes of Code Section 401(a). The Contributor and any member of its controlled group that maintains a “group health plan” within the meaning of Section 5000(b)(1) of Code has complied in all material aspects with the requirements of the Affordable Care Act and the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle I of ERISA and the regulations thereunder. There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty has occurred with respect to any Employee Plans that would reasonably be expected to result in any material Liability to the Contributee or its Affiliates, SRSH, SRS or STAR TRS. None of the Employee Plans are subject to any Law or applicable custom or rule of any jurisdiction outside of the United States.

(e) All contributions and other payments required to be made at or before the Effective Date with respect to, or on behalf of, any Employee Plan, have been paid or accrued.

(f) Each Employee Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is either in material compliance with, or meets an exemption from, Section 409A of the Code.

(g) Except as set forth in Schedule 3.13(g), neither the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated herein, either alone or in connection with any other event, will (i) entitle any Transferring Employee to any severance pay or any increase in severance pay upon any termination of employment or service after the date hereof under any Employee Plan, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any other obligation pursuant to, any Transferring Employee Plan, or (iii) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. None of SRSH, SRS or STAR TRS have any Liability or are a party with respect to any gross-up provision or agreement in connection with Section 280G of the Code or excise Taxes under Section 409A or Section 4999 of the Code.

(h) Each Transferring Employee Plan (other than individual agreements that by their terms require consent of any amendment or termination) may be amended or terminated without the consent of the participants and without the imposition of any material additional liability or penalties upon STAR, the Contributee or their respective Affiliates, SRSH, SRS or STAR TRS (other than the obligation to pay accrued benefits and administrative costs, associated with such amendment or termination). None of the Contributor or its Affiliates, SRSH, SRS or STAR TRS has (i) announced its intention, made any amendment or any binding commitment, or given written or oral notice providing that it shall increase benefits under any Transferring Employee Plan, (ii) created or adopted any arrangement that would be considered an Transferring Employee Plan once established (other than the Transferring Employee Plans identified on Schedule 3.13(a), or (iii) agreed not to (or agreed to cause STAR, the Contributee or any STAR Affiliate not to) exercise any right or power to amend, suspend or terminate any Transferring Employee Plan.

3.14 Labor. Except as set forth on Schedule 3.14, (a) none of the Contributor, SRSH, SRS nor STAR TRS is, nor has ever been, a party to any collective bargaining agreement with respect to the Transferring Employees; (b) no application or petition for an election, or for certification, of a collective bargaining agent with respect to the Transferring Employees is pending; (c) there has not been in the three (3) years preceding the date of this Agreement, there is not presently pending or existing, and to the Contributor’s Knowledge, there is not threatened, any strike, slowdown, picketing or work stoppage or employee grievance process involving the Transferring Employees; (d) no Action is pending or, to the Contributor’s Knowledge, threatened against or affecting the Contributor, SRSH, SRS or STAR TRS, nor has there been any such actual or, to the Contributor’s Knowledge, threatened Action in the three (3) years preceding the date of this Agreement, relating to the alleged violation of any Law pertaining to labor relations by or with respect to any of the Transferring Employees, including any charge or complaint filed with the National Labor Relations Board, and there is no organizational activity or other labor dispute against or affecting the Contributor, SRSH, SRS or STAR TRS by or with respect to any of the Transferring Employees; and (e) there is no and has never been any lockout of any employees by the Contributor, SRSH, SRS or STAR TRS.

3.15 Employees.

(a) All material payments of compensation, including wages, commissions, and bonuses, and related Taxes that were required to be made by the Contributor, SRSH, SRS or STAR TRS on or before the Closing Date were made or accrued in full as of such date with respect to, or on behalf of, any Transferring Employee in accordance with applicable Laws. As of the date hereof, there are no outstanding agreements, understandings or commitments of the Contributor or its Affiliates with respect to any compensation, including commissions and bonuses, or to modify the conditions or terms of employment or service, of any Transferring Employee except increases occurring in the customary practices or as reflected in such Transferring Employee’s “at will” offer letter, this Agreement and the Schedules hereto, or except for coverage under the Employee Plans or substantially similar plans, programs or arrangements, or except for any captive insurance arrangement.

(b) Except as listed on Schedule 3.15(b), as of the date hereof, (i) no Transferring Employees are on a leave of absence for any reason, including without limitation a leave of absence for short or long term disability or a leave of absence under the Family Medical Leave Act of 1993, as amended, or the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, and (ii) no Transferring Employee has given notice that he or she has planned a leave of absence that would commence after the Closing Date.

(c) Schedule 3.15(c) sets forth for each Transferring Employee the aggregate vacation, leave or other paid time-off (other than unlimited PTO) they have accrued but not used as of the Closing Date (together, “PTO”), and identifies each Transferring Employee entitled to unlimited PTO as of the Closing Date. The Contributor has properly accrued all such PTO on the Contributor Financial Statements, provided that accruals for those Transferring Employees entitled to unlimited PTO has been accrued solely at the grandfathered accrual level in effect at the date they converted to unlimited days (“Grandfathered PTO”). Except for such PTO and any unlimited PTO rights of Transferring Employees as listed on Schedule 3.15(c), no other PTO, vacation, or other paid leave obligations have been accrued by the Transferring Employees as of the Closing Date, whether directly by the Contributor or indirectly through its payroll service provider.

(d) Each of the Contributor and its Affiliates where any Transferring Employee was employed is, and has been for the three (3) years preceding the date of this Agreement, in compliance in all material respects with all Laws and Orders regarding the terms and conditions of employment or other labor related matters with respect to the Transferring Employees, including but not limited to Laws and Orders relating to discrimination, harassment, retaliation, fair labor standards, occupational health and safety, or wrongful discharge, whistleblower, accommodation or disability, leaves, immigration, pay equity, wages, hours, overtime, background checks, workers compensation, worker classification, collective bargaining, plant closing, and the payment and withholding of Taxes with respect to their employees. With respect to the Transferring Employees and any independent contractors who provide services to the Business, there are no, and there has not been for the three (3) years preceding the date of this Agreement, Actions pending or, to the Contributor’s Knowledge, threatened against the Contributor and its Affiliates, SRSH, SRS or STAR TRS relating to any Laws or Orders referenced in the foregoing sentence; alleging breach of any express or implied contract of employment, wrongful termination of employment or service; alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or service relationship; in respect of which any director, officer, member, employee or agent may be entitled to claim indemnification from SRSH, SRS or STAR TRS; or any other employment-related matter arising under applicable Laws or Orders.

(e) All Transferring Employees who have been classified as exempt under the FLSA have been properly classified and treated as such, and all Persons who have provided services in connection with the Business to SRSH, SRS or STAR TRS as independent contractors or consultants have been properly classified as independent contractors rather than employees.

(f) To Contributor’s Knowledge, all Transferring Employees who work in the United States are legally authorized to work in the United States. Each of the Contributor, SRSH, SRS or STAR TRS has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for all such Transferring Employees.

(g) Except as disclosed on Schedule 3.15(g), as of the date hereof, none of the Contributor and its Affiliates where any Transferring Employee was employed, SRSH, SRS or STAR TRS has outstanding any commitment or agreement to increase the compensation payable, or to modify the conditions or terms of employment or service of, any Transferring Employee, or in accordance with existing agreements and changes required by applicable Law.

(h) Except as disclosed on Schedule 3.15(h), the execution, delivery and performance of this Agreement by the Contributor, the Contributee or STAR, alone or in combination with any other event, will not (i) constitute a triggering event that will result in any payment (whether of severance pay or otherwise) becoming due from SRS or any Employee Plan to or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to, any Transferring Employee, or any independent contractor, officer, or director (or dependents of such Persons) of the Business.

(i) For the three (3) years preceding this Agreement, the Contributor and its Affiliates where any Transferring Employee was employed, STAR TRS, SRSH or SRS has complied in all material respects with the Worker Adjustment and Retraining Notification Act (“WARN Act”), and any applicable state mini-WARN Act, and they have no plans to undertake any action before or within three (3) months of the Closing Date that would trigger the WARN Act or any applicable mini-WARN Act

(j) To the Knowledge of the Contributor, in the three (3) years preceding this Agreement:

(A) no allegations of sexual harassment or sexual misconduct have been made involving any Transferring Employee; and

(B) none of the Contributor and its Affiliates where any Transferring Employee was employed, SRSH, SRS or STAR TRS entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any Transferring Employee.

3.16 Insurance.

(a) Schedule 3.16(a) accurately sets forth, with respect to each insurance policy maintained by, or at the expense of, or for the direct benefit of, SRSH, SRS, STAR TRS, the Business or the Contributed Assets: (i) the name of the insurance carrier that issued such policy and the policy number of such policy; (ii) whether such policy is a “claims made” or an “occurrences” policy; (iii) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements and any non-customary exclusions from coverage); (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and (v) a description of any material claims pending, and any material claims that have been asserted since January 1, 2019, with respect to such policy or any predecessor insurance policy. Each of the policies identified in Schedule 3.16(a) is valid, enforceable and in force and effect and has been issued by an insurance carrier that is to the Contributor’s Knowledge solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies to the Knowledge of the Contributor was (at the times said applications were submitted) accurate and complete in all material respects, and to the Contributor’s Knowledge, all premiums and other amounts owing with respect to said policies were paid in full on a timely basis.

(b) Schedule 3.16(b) identifies each insurance claim made by the Contributor, its Affiliates, SRSH, SRS or STAR TRS in connection with the Business or the Contributed Assets since January 1, 2018. To Contributor’s Knowledge, except as set forth on Schedule 3.16(b), no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such insurance claim. The Contributor has not received: (i) any written notice or other communication from the applicable insurance carrier regarding the actual or possible cancellation or invalidation of any of the policies identified in Schedule 3.16(b); (ii) any written notice or other communication from the applicable insurance carrier regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Schedule 3.16(b); or (iii) any written indication from the issuer of any of the policies identified in Schedule 3.16(b) that it may be unwilling or unable to perform any of its obligations thereunder.

3.17 Subsidiaries. Except for its direct or indirect ownership interests in SRS and STAR TRS, SRSH does not directly or indirectly own any equity or similar interest in, or any interest convertible into, or exchangeable or exercisable for, any equity or similar interest in, any limited liability company, corporation, partnership, joint venture or other business entity that is necessary for the conduct of the Business.

3.18 Intellectual Property.

(a) Schedule 3.18(a) lists each Mark in the operation of the Business in the ordinary course of business, consistent with past practices. To Contributor’s Knowledge, unless otherwise set forth on Schedule 3.18(a), all such Marks (i) have been registered with the United States Patent and Trademark Office or with a corresponding state office, (ii) are currently in compliance in all material respects with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), (iii) are valid and enforceable, and (iv) not subject to any Actions or maintenance fees or Taxes that are or will become due within 90 days after the Closing Date. To Contributor’s Knowledge, no Mark listed on Schedule 3.18(a) and except as otherwise described on such Schedule 3.18(a) has been, or is now involved in any pending Action that opposes or seeks invalidation or cancellation of any such Mark, and to the Contributor’s Knowledge without independent investigation, no such Action is threatened. To the Contributor’s Knowledge, all products and materials used by the Contributor and its Affiliates in connection with the Business and containing one or more of the Marks bear any legal notice required by applicable Law, except where the failure to do so would not have a Contributor Material Adverse Effect.

(b) Schedule 3.18(b) lists each Domain Name used by the Contributor and its Affiliates, SRSH, SRS or STAR TRS in the operation of the Business in the ordinary course of business, consistent with past practices. To Contributor’s Knowledge, all Domain Names listed on Schedule 3.18(b) that have been registered are (i) currently in compliance in all material respects with all formal legal requirements, (ii) valid and enforceable, and (iii) not subject to any Actions or maintenance fees or Taxes that are or will become due within 90 days after the Closing Date.

(c) The Contributor, its Affiliates, STAR TRS, SRSH and SRS, as applicable, owns or has the right to use pursuant to Contract or otherwise all Intellectual Property necessary to operate the Business in the ordinary course of business, consistent with past practices immediately prior to the Closing. Each such item of Intellectual Property that is used by the Contributor, its Affiliates, SRSH, SRS and STAR TRS in the operation of the Business will be owned or available for use by the Contributee on or immediately after the Effective Date on the same material terms and conditions. To Contributor’s Knowledge, it has taken all reasonably necessary action to maintain and protect each such item of Intellectual Property included in the Contributed Assets, except where the failure do so would not have a Contributor Material Adverse Effect.

(d) The Contributor has delivered to the Contributee copies of all written documentation in its possession that evidences the ownership (or other right to use), the right to maintain and prosecute (if applicable), and support, each item of Intellectual Property used by the Contributor, its Affiliates, SRSH, SRS or STAR TRS in the operation of the Business. With respect to each such item of Intellectual Property, to the Contributor’s Knowledge: (i) Contributor and its Affiliates possesses all right, title, and interest in and to the item, free and clear of any Encumbrance; (ii) each item is not subject to any outstanding Order; (iii) no Action is pending, or threatened (and there is no basis therefor), which challenges the enforceability, use, or ownership of the item; and (iv) except as set forth on Schedule 3.18(d)(iv), none of the Contributor, SRSH, SRS or STAR TRS has agreed to indemnify any Person for, or against, any interference, infringement, misappropriation, or other conflict with respect to each such item.

(e) There is no pending or, to Contributor’s Knowledge, threatened claim or litigation against Contributor, its Affiliates, SRSH, SRS or STAR TRS relating to the Intellectual Property included in the Contributed Assets. To Contributor’s Knowledge, no Person is infringing, misappropriating, diluting or violating any Intellectual Property used in the operation of the Business.

(f) Contributor and its Affiliates have, to the extent possible, each taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets protectable under applicable trade secrets Laws and embodied in the Intellectual Property.

3.19 Brokers, Finders and Advisors. None of the Contributor nor any of its Affiliates has entered into any agreement resulting in, or which will result in, any of SRSH, SRS or STAR TRS having any obligation or liability as a result of the execution and delivery of this Agreement, or the consummation of the Transactions, for any brokerage, finder or advisory fees or charges of any kind whatsoever, except that the Contributor has employed SunTrust Robinson Humphrey, Inc., the fees and expenses in respect of which shall be included in the Contributor’s transaction expenses and be payable by the Contributor in accordance with Section 8.12.

3.20 Environmental Liability. There are no pending legal, administrative, arbitral or other proceedings, or, to the Knowledge of the Contributor, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Contributor, SRSH, SRS or STAR TRS, of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance pending or threatened against the Contributor, SRSH, SRS or STAR TRS. None of the Contributor, SRSH, SRS or STAR TRS is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing.

3.21 Securities Law Matters; Transfer Restrictions.

(a) The Contributor acknowledges that the Contributee intends the offer and issuance of the Class B OP Units to be exempt from registration under the Securities Act and applicable state securities Laws by virtue of (i) the status of the Contributor as an “accredited investor” within the meaning of the federal securities Laws, and (ii) Regulation D promulgated under Section 4(a)(2) of the Securities Act (“Regulation D”), and that the Contributee will rely in part upon the representations and warranties made by the Contributor in this Agreement in making the determination that the offer and issuance of the Class B OP Units qualify for exemption under Rule 506 of Regulation D as an offer and sale only to “accredited investors.”

(b) The Contributor is an “accredited investor” within the meaning of the federal securities Law, particularly Regulation D.

(c) The Contributor will acquire the Class B OP Units for its own account and not with a view to, or for sale in connection with, any “distribution” thereof within the meaning of the Securities Act. The Contributor does not intend or anticipate that Contributor will rely on this investment as a principal source of income.

(d) The Contributor has sufficient knowledge and experience in financial, Tax, and business matters to enable it to evaluate the merits and risks of investment in the Class B OP Units. The Contributor has the ability to bear the economic risk of acquiring the Class B OP Units. The Contributor acknowledges that (i) the transactions contemplated by this Agreement involve complex Tax consequences for Contributor and that the Contributor is relying solely on the advice of the Contributor’s own Tax advisors in evaluating such consequences; (ii) the Contributee has not made (nor shall it be deemed to have made) any representations or warranties as to the Tax consequences of such transaction to the Contributor; and (iii) references in this Agreement to the intended Tax effect of the transactions contemplated hereby shall not be deemed to imply any representation by the Contributee as to a particular Tax effect that may be obtained by the Contributor. The Contributor remains solely responsible for all Tax matters relating to the Contributor.

(e) The Contributor has been supplied with, or had access to, information to which a reasonable investor would attach significance in making an investment decision to acquire the Class B OP Units and any other information the Contributor has requested. The Contributor has had an opportunity to ask questions of, and receive information and answers from, the Contributee and STAR concerning the Contributee, STAR, the Class B OP Units, the contribution of the Contributed Assets and the shares of STAR common stock into which the Class B OP Units may be exchanged, and to assess and evaluate any information supplied to the Contributor by the Contributee or STAR, and all such questions have been answered, and all such information has been provided to the satisfaction of the Contributor.

(f) The Contributor acknowledges that it is aware that there are substantial restrictions on the transferability of the Class B OP Units and that the Class B OP Units will not be registered under the Securities Act or any state securities Laws, and the Contributor has no right to require that they be so registered. The Contributor agrees that any Class B OP Units it acquires will not be sold in the absence of registration unless such sale is exempt from registration under the Securities Act and applicable state securities Laws. The Contributor acknowledges that Contributor shall be responsible for compliance with all conditions on transfer imposed by any Governmental Entity or self-regulatory entity administering the securities Laws and for any expenses incurred by the Contributee for legal or accounting services in connection with reviewing a proposed transfer or issuing opinions in connection therewith.

(g) The Contributor understands that no Governmental Entity (including the United States Securities and Exchange Commission (the “SEC”)) has made, or will make, any finding or determination as to the fairness of an investment in the Class B OP Units.

(h) The Contributor understands that there is no established public, private or other market for the Class B OP Units to be issued to the Contributor hereunder, and it is not anticipated that there will be any public, private or other market for such Class B OP Units in the foreseeable future.

(i) The Contributor understands that Rule 144 promulgated under the Securities Act is not currently available with respect to the sale of Class B OP Units.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTEE AND STAR

Except as set forth in, or qualified by any matter set forth in, the Schedules (it being agreed that the disclosure of any matter in any section in the Schedules shall be deemed to have been disclosed in any other section in the Schedules to which the applicability of such disclosure is reasonably apparent), the Contributee and STAR, jointly and severally, represent and warrant to the Contributor, as follows:

4.1 Organization and Related Matters. Each of the Contributee and STAR is a limited partnership or corporation, respectively, duly organized or incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation. Each of Contributee and STAR is duly authorized to conduct its business and is in good standing under the applicable Law of each jurisdiction where such qualification is required, except where the failure to be so qualified would not, individually or in the aggregate, have a STAR Material Adverse Effect. Each of the Contributee and STAR has all necessary limited partnership or corporate power and authority to carry on its business as presently conducted.

4.2 Authority. Each of the Contributee and STAR has all requisite limited partnership or corporate power and authority to enter into each of the Transaction Documents to which the Contributee and STAR is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of each of the Transaction Documents by the Contributee and STAR and the consummation by the Contributee and STAR of the transactions contemplated hereby or thereby have been duly authorized by all necessary limited partnership or corporate action on the part of the Contributee and STAR, respectively. Each of the Transaction Documents has been, or upon execution and delivery will be, duly executed and delivered and constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Contributee and STAR, enforceable against the Contributee and STAR in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3 No Conflicts; Required Consents. Except as provided in Schedule 4.3, the execution and delivery of the Transaction Documents by the Contributee and STAR do not, and the performance by the Contributee and STAR of the transactions contemplated hereby or thereby will not, (a) violate, conflict with, or result in any breach of any provision of the Contributee’s and STAR’s respective Organizational Documents, (b) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination, or result in the acceleration, of, or entitle any party to accelerate, any obligation of the Contributee and STAR, or result in the loss of any benefit, or give rise to the creation of any Encumbrance on any property or asset of the Contributee or STAR under any of the terms, conditions or provisions of any material instrument or obligation to which any property or asset of the Contributee or STAR may be bound or subject, or (c) violate any Law applicable to the Contributee or STAR or by or to which any property or asset of the Contributee or STAR is bound or subject, except, in each case of clause (b) or (c), which, individually or in the aggregate, would not have a STAR Material Adverse Effect. Schedule 4.3 sets forth a complete and accurate list of each material consent, approval, waiver and authorization that is required to be obtained by the Contributee and STAR from, and each material notice that is required to be made by the Contributee and STAR to, any Person in connection with the execution, delivery and performance by the Contributee and STAR of this Agreement (the “STAR Required Third Party Consents”).

4.4 Issuance of Units. The Class B OP Units, when issued and delivered in compliance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and, except as provided in the Operating Partnership Agreement and except as affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, non-assessable. The Class B OP Units, at the time of issuance, will be free of any Encumbrances; provided, however, that the Class B OP Units are subject to restrictions on transfer under federal and state securities Laws and as otherwise set forth in the Contributee’s Limited Partnership Agreement. The Class B OP Units will not be issued in violation of any preemptive rights or rights of first refusal granted by STAR or the Contributee.

4.5 Tax Status of the Contributee. The Contributee has at all times during its existence been properly treated as either a “disregarded entity” or a partnership for federal income tax purposes and not as an association or publicly traded partnership taxable as a corporation for such purposes.

4.6 REIT Status. STAR elected to be treated as a REIT for federal income tax purposes beginning with its taxable year ended December 31, 2014. Commencing with such taxable year, STAR has at all times been organized and operated in such a manner so as to qualify for taxation as a REIT under the Code, and its current and proposed method of operation is expected to enable it to continue to meet the requirements for qualification as a REIT.

4.7 Legal Proceedings. Except as set forth on Schedule 4.7, there are no Actions pending, or to the Knowledge of STAR or the Contributee threatened, against the Contributee or STAR, their respective businesses or any of their respective material properties or assets by, or before any arbitrator or Governmental Entity, and there are no investigations relating to the Contributee or any property or asset of the Contributee pending, or to the Knowledge of STAR or the Contributee threatened, by or before any arbitrator or Governmental Entity, in each case which would reasonably be expected to have a STAR Material Adverse Effect. There is no Order of any Governmental Entity or arbitrator outstanding against the Contributee or STAR or any property or asset of the Contributee or STAR which would reasonably be expected to have a STAR Material Adverse Effect. There is no Action pending, or to the Knowledge of STAR or the Contributee threatened, against the Contributee or STAR that in any way relates to the Contributed Assets or the transactions contemplated by this Agreement, including without limitation any such Action seeking to enjoin in any way the consummation thereof.

4.8 Disclosure. Each of the Contributee and STAR has fully provided Contributor with all the information that the Contributor has requested for deciding whether to acquire the Class B OP Units. Neither this Agreement (including all the exhibits and schedules hereto) nor any other statements or certificates made or delivered in connection with the offering or issuance of the Class B OP Units pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

4.9 Brokers, Finders and Advisors. None of the Contributee nor STAR has entered into any agreement resulting in, or which will result in, Contributee or STAR having any obligation or liability as a result of the execution and delivery of this Agreement, or the consummation of the Transactions, for any brokerage, finder or advisory fees or charges of any kind whatsoever, except that the Contributee has employed Robert A. Stanger & Co., Inc., the fees and expenses in respect of which shall be included in the Contributee’s transaction expenses and be payable by the Contributee in accordance with Section 8.12.

ARTICLE 5

COVENANTS

5.1 Covenants Against Disclosure.

(a) Except as may be required by Law, the Contributor shall not, and shall not permit its Affiliates to (i) disclose to any Person in any manner, directly or indirectly, any confidential information or data, whether of a technical or commercial nature, the ownership of which is transferred to the Contributee pursuant to this Agreement, or (ii) use, or permit or assist, by acquiescence or otherwise, any Person to use, in any manner, directly or indirectly, any such information or data, except to the extent that Contributor or such Affiliates have retained rights therein as provided herein and excepting disclosure of such data or information as is at the time generally known to the public or otherwise in the public domain and which did not become so generally known or a part of the public domain through any breach of any provision of this Section 5.1(a) hereof by the Contributor.

(b) The initial press release and public disclosures, including a Form 8-K to be filed with the SEC by STAR, relating to this Agreement and the transactions contemplated herein shall be made solely by STAR; provided, however, that STAR shall provide Contributor a reasonable period of time to review and comment on such press release and disclosures, and in good faith take into account any comment made by the Contributor during such period; provided further, however, that the Parties shall be permitted to make any public disclosures regarding this Agreement or the transactions contemplated hereby that are necessary to fulfill public disclosure requirements of any Governmental Entity or required to be made by applicable Law or Order.

5.2 Notification of Certain Matters. Following the Closing, except as prohibited by Law, each of the Contributor, STAR, and the Contributee shall promptly notify the other parties in writing of:

(a) any inaccuracy of any representation or warranty contained in this Agreement, provided, however, that obligations under this Section 5.2(a) shall expire on that date that is forty-five (45) days after the completion of the first full calendar year audit of STAR following the Closing, other than as relates to Section 3.1, Section 3.2, Section 3.4 and Section 3.11, which obligation shall expire as set forth in Section 7.4 herein;

(b) the failure of such party to perform in any material respect any obligation to be performed by it under this Agreement, provided, however, that obligations under this Section 5.2(b) shall expire on that date that is forty-five (45) days after the completion of the first full calendar year audit of STAR following the Closing;

(c) any notice or other communication from any person alleging that notice to or consent of such person is required in connection with the transactions contemplated by this Agreement;

(d) any notice or other communication from any counterparty of STAR to the effect that such counterparty is, or is contemplating, terminating or otherwise materially adversely modifying its relationship with STAR as a result of the transactions contemplated by this Agreement;

(e) any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(f) any filing or notice made by such party with any Governmental Entity in connection with the transactions contemplated by this Agreement;

(g) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of such Party, threatened against, relating to or involving or otherwise affecting such Party or SRS or STAR TRS that relate to the transactions contemplated by this Agreement; and

(h) the occurrence of any matters or events that individually or in the aggregate would be reasonably likely to result in the failure to complete the transactions contemplated by this Agreement.

5.3 Tax Matters.

(a) Tax Returns.

(A) The Contributee shall prepare and timely file all Tax Returns of STAR TRS and SRS for any Pre-Closing Tax Periods that are due after the Closing Date, the Contributor shall remit or cause to be remitted any Taxes due in respect of such Pre-Closing Tax Periods. To the extent that such returns related to a Pre-Closing Tax Period, such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by law. For the avoidance of doubt, the Contributee will have authority to sign any Tax Returns relating to STAR TRS and SRS that are filed after the Closing Date.

(B) The Contributee shall prepare and timely file all Tax Returns of STAR TRS and SRS for all taxable periods other than the Pre-Closing Tax Periods, and the Contributee shall remit or cause to be remitted any Taxes due in respect to such taxable periods.

(b) Except as otherwise provided herein, the Contributor shall be liable for, and shall pay any transfer Taxes or other similar Tax customarily imposed on a contributor in an asset contribution transaction, and the Contributee shall be liable for, and shall pay any transfer Taxes or other similar Tax customarily imposed on a contributee in an asset contribution transaction, that are imposed in connection with the transfer of the Contributed Assets pursuant to this Agreement and each shall timely file all Tax Returns required with respect thereto.

(c) The Contributor and the Contributee shall cooperate, to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns and any audit, Action, or other proceeding involving Taxes. Cooperation shall include the retention and, upon the other Party’s request, the provision of records and other information reasonably relevant to the preparation of a Tax Return or the conduct of an audit, litigation, or other proceeding. The Contributee shall promptly notify Contributor upon receipt by the Contributor or its Affiliates of notice of (i) any pending or threatened Tax audits or assessments with respect to the income, properties or operations of STAR TRS, SRS or any other Contributed Assets and (ii) any pending or threatened federal, state, local or foreign Tax audits or assessments of the Contributee or its Affiliates, in each case, which may affect the liabilities for Taxes of the Contributor with respect to any Tax period ending on or before the Closing Date. The Contributor shall promptly notify the Contributee in writing upon receipt by the Contributor or its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of STAR TRS, SRS or any other Contributed Assets. Each of the Contributee the Contributor may participate at its own expense in the prosecution of any claim or audit with respect to Taxes attributable to any taxable period ending on or before the Closing Date; provided that Contributor shall have the right to control the conduct of any such audit or proceeding or portion thereof for which such the Contributor has acknowledged liability (except as a partner of the Contributee) for the payment of any additional Tax liability, and the Contributee shall have the right to control any other audits and proceedings. Notwithstanding the foregoing, neither the Contributee nor Contributor may settle or otherwise resolve any such claim, suit or proceeding which could have an adverse Tax effect on the other party or its affiliates (other than on Contributor as a partner of the Contributee) without the consent of the other party, such consent not to be unreasonably withheld. The Contributor and the Contributee shall retain all Tax Returns, schedules and work papers with respect to STAR TRS, SRS or any other Contributed Assets, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such Tax Returns and other documents relate and until the final determination of any Tax in respect of such years.

5.4 Employee Matters.

(a) Transferring Employees. The Contributor shall cause the employment of those individuals set forth on Schedule 5.4(a) (the “Transferring Employees”) to be transferred to SRS on or prior to the Closing. STAR or the Contributee shall cause to be provided to the Transferring Employees while employed during the period commencing on the Effective Date through the first anniversary thereof (i) at an annual base salary or wage level, as applicable, and bonus or commission opportunity that is substantially comparable to the annual base salary or wage level, as applicable, and bonus or commission opportunity provided to each such Transferring Employee immediately prior to the Closing Date and as reflected in SRS’s budget as of immediately prior to the Closing Date, and (ii) employee benefits that are substantially comparable in the aggregate to those provided to each such Transferring Employee immediately prior to the Closing Date; provided, however, that nothing in this Agreement shall be deemed to limit the right of SRS or an Affiliate thereof to terminate the employment of any Transferring Employee at any time or construed as altering the at-will nature of any Transferring Employee’s employment; and provided further that nothing in this Agreement shall be deemed to limit the right of STAR or its Affiliates to change, modify, or terminate any employee benefit plan or arrangement in accordance with its terms. At the time of the Closing or immediately thereafter, the Contributor shall cause all personnel files, including but not limited to all records relating to immigration, benefits, payroll, personnel actions, and accommodations relating to Transferring Employees to be transferred to SRS, or to a separate data location designated by STAR or an Affiliate thereof; provided Contributee and STAR agree to make such files available to Contributor as reasonably requested.

(b) Liabilities with Respect to Transferring Employees. The Parties agree that, subject to Section 6.3 below, the Contributor and its Affiliates (other than SRSH, SRS or STAR TRS) shall be solely responsible for, and shall satisfy all obligations, claims and Liabilities accrued (or, as applicable, relating to claims incurred) prior to the Closing (or, as it relates to bonuses for the 2020 calendar year, for the period prior to the Closing) relating to the Transferring Employees, including but not limited to (i) payroll and fringe benefits, (ii) earned bonuses, bonuses for the 2020 calendar year for the period prior to the Closing, and earned incentive compensation, (iii) workers’ compensation, (iv) premiums under insured employee benefit plans or claims incurred under non-insured employee benefit plans and (v) Grandfathered PTO, but not other accrued PTO. Conversely, subject to the terms of the preceding sentence and Section 6.3 below, SRS or an Affiliate thereof shall be solely responsible for, and shall satisfy all such obligations and Liabilities accrued (or, as applicable, relating to claims incurred) at or after the Closing relating to the Transferring Employees. For clarity, a claim or expense shall be deemed to have been incurred as follows: (A) for health, dental and prescription drug claims (including continuous hospitalization), upon provision of each such service, (B) for life, accidental death and dismemberment and business travel accident insurance claims, upon the death or accident giving rise to such claims, and (C) for short-term and long-term disability claims, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or expense.

(c) 401(k) Plans.

(A) Establishment of Plan. Prior to the Closing, the Contributor shall cause SRS to establish a defined contribution retirement plan (the “SRS 401(k) Plan”) and a related trust, which will be intended to meet the qualification requirements of Section 401(a) of the Code (including under Sections 401(k) and (m) of the Code). The SRS 401(k) Plan will contain substantially the same terms as the Steadfast 401(k) Plan and it will become effective as of Closing. The Contributor shall continue to process and deposit, or shall cause to be processed and deposited, to the Steadfast 401(k) Plan all salary deferrals elected by Transferring Employees with respect to their eligible compensation with Contributor or its Affiliates through the Closing. The Contributor shall also be responsible for timely making, or causing to be made, all employer contributions (including matching contributions) to the Steadfast 401(k) Plan on behalf of Transferring Employees with respect to their eligible compensation with Contributor or its Affiliates through the Closing, consistent with similarly-situated employees of the Contributor or its Affiliates who are not Transferring Employees and consistent with past practice [and disregarding any requirement that any such Transferring Employee be employed on the last day of the plan year]. Transferring Employees who were participants in the Steadfast 401(k) Plan immediately prior to the Closing shall be eligible to become participants in the SRS 401(k) Plan effective as of Closing and, except with respect to their accrued account balances as of the Closing and any contributions to be made by SRS or an Affiliate thereof after Closing with respect to services and compensation relating to the pre-Closing period, the Transferring Employees shall cease to participate in the Steadfast 401(k) Plan as of Closing.

(B) Transfer of Account Balances. Following the Closing, the Parties shall reasonably cooperate with each other to take all steps necessary to spin off or transfer, in accordance with applicable Law, the accounts (including any outstanding promissory note held as an asset) of Transferring Employees from the Steadfast 401(k) Plan to the SRS 401(k) Plan. Such transfers will be made in kind, including promissory notes evidencing the transfer of outstanding loans. The Contributor and SRS shall take any action necessary to prevent the transactions contemplated by this Agreement from triggering a default of any Transferring Employee’s outstanding participant loan under the Steadfast 401(k) Plan. Any asset and Liability transfers pursuant to this Section 5.4(c)(B) will comply in all respects with Sections 414(l) and 411(d)(6) of the Code, as amended to the date hereof and from time to time hereafter, and any successor statute.

(C) Plan Fiduciaries. For all periods on and after the Closing, the Parties agree that the fiduciaries of the SRS 401(k) Plan will have the authority with respect to the SRS 401(k) Plan and the fiduciaries of the Steadfast 401(k) Plan will have the authority with respect to the Steadfast 401(k) Plan, respectively, to determine the investment alternatives, the terms and conditions with respect to those investment alternatives and such other matters as are within the scope of their duties under ERISA and the terms of the applicable plan documents.

(D) Limitation of Liability. None of STAR or its Affiliates, SRSH, STAR TRS or SRS shall have any Liability for any failure of the Steadfast 401(k) Plan to be administered in accordance with its terms and applicable Law, the Contributor and its Affiliates (other than SRSH, SRS or STAR TRS shall have no Liability for any failure of the SRS 401(k) Plan to be administered in accordance with its terms and applicable Law.

(d) TSA Employee Plans. Effective at Closing through December 31, 2020, the Contributor shall cause SRS to become a participating employer in the Employee Plans identified on Schedule 5.3(d) (the “TSA Employee Plans”). The Contributor agrees to cooperate in good faith to provide SRS or an Affiliate thereof to provide such reports and other information as may be reasonably requested by SRS or an Affiliate thereof regarding the Transferring Employees and their participation in the Employee Plans, as permitted by applicable Law, including information needed for SRS or an Affiliate thereof to satisfy its reporting obligations under the Patient Protection and Affordable Care Act, as amended. Except as otherwise provided in the Transition Services Agreement, the Contributor and its Affiliates (other than SRSH, SRS or STAR TRS) shall be solely responsible for, and shall satisfy and indemnify and hold harmless each Contributee Indemnified Party in accordance with Article 7 from, all obligations, claims and Liabilities relating to the TSA Employee Plans.

(e) Flexible Spending Accounts. As of the Closing, SRS shall establish a flexible spending account plan under Section 125 of the Code, assume all outstanding elections and account balances of Transferring Employees, and be solely responsible for all Liabilities with respect to Transferring Employees in such flexible spending account plan (the “FSA Plan”). In the event that the aggregate amount withheld from the Transferring Employees’ compensation with respect to the FSA Plan exceeds the amount reimbursed to them, the Contributor shall remit such excess amount to SRS. In the event that the aggregate amount withheld from Transferring Employees compensation with respect to the FSA Plan is less than the amount reimbursed to them, SRS shall remit to Contributor the amount of the unfunded reimbursements.

(f) COBRA. To the extent applicable to the employee, (i) Contributor or one or more of its Affiliates (other than SRSH, SRS or STAR TRS) shall be responsible for providing continuation group health plan coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to each current or former employee of the Contributor or its Affiliates (excluding Transferring Employees) who did not perform services for the benefit of the Business, and each spouse or dependent thereof, who qualifies as a “qualified beneficiary” or “M&A qualified beneficiary” (both, as defined by COBRA) at any time before Closing, and (ii) SRS, or an Affiliate thereof shall be responsible for providing COBRA continuation group health plan coverage to each Transferring Employee, and each former employee who performed services for the benefit of the Business, and each spouse or dependent thereof, who qualifies as a “qualified beneficiary” or “M&A qualified beneficiary” (both, as defined by COBRA) at any time on or after Closing.

(g) PTO. Prior to the Closing, the Contributor shall pay, or cause to be paid, all Transferring Employees any Grandfathered PTO to which they are entitled and shall transfer all PTO liabilities other than Grandfathered PTO to SRS or an Affiliate thereof, subject to Section 6.3 below. Until at least the end of the first calendar year commencing after the Effective Date, SRS or an Affiliate shall continue to allow Transferring Employees to use such PTO (other than Grandfathered PTO) and to accrue additional paid time off in accordance with Contributor’s PTO policy as in effect immediately prior to the Closing Date.

(h) Service Credit. SRS shall credit any service by Transferring Employees to SRS or an Affiliate thereof, or otherwise recognized for Assumed Employee Plan purposes, as of immediately prior to the Closing for all purposes, including eligibility, vesting, determining the amount of payments and benefits and determining the number of vacation days to which each such employee shall be entitled following the Closing and for determining severance, in each case to the same extent recognized under the corresponding Employee Plan as of immediately prior to the Closing, except to the extent such credit would result in a duplication of benefits for the same period of service.

(i) Payroll and Related Taxes. SRS shall be responsible for all payroll obligations, Tax withholding and reporting obligations, and associated government audit assessments and shall furnish a Form W-2 or similar earnings statement, in each case, for all Transferring Employees with respect to the 2020 calendar year and when administering payroll taxes for the 2020 year shall take such action necessary to avoid the restart of FICA and FUTA wage base. The Contributor agrees to cooperate in good faith to provide SRS or an Affiliate thereof with such reports and other information as may be reasonably requested by SRS or an Affiliate thereof regarding the Transferring Employees, as permitted by applicable Law, to assist SRS or an Affiliate thereof in satisfying its reporting obligations under this Section 5.4(i).

(j) This Section 5.4 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 5.4 shall confer upon any Transferring Employee, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 5.4, express or implied, shall be deemed an amendment of any plan providing benefits to any Transferring Employee or as altering the at-will nature of any Transferring Employee’s employment.

5.5 Required Third Party Consents. From and after the Closing, the Contributor shall cooperate with the Contributee and STAR and shall take all steps reasonably necessary to obtain each of the Contributor Required Third Party Consents and STAR Required Third Party Consents not obtained prior to the Closing Date; provided, that Contributor shall not be required to pay any amounts or provide other consideration to any third party in obtaining any such consents.

5.6 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use their respective commercially reasonable efforts to take, or cause to be taken, or as appropriate to refrain from taking, all actions, and to do, or cause to be done, or as appropriate to refrain from doing, all things reasonably necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated by the Transaction Documents, including, but not limited to, defending any Actions challenging this Agreement or otherwise seeking to enjoin or delay the consummation of the transactions contemplated by the Transaction Documents.

5.7 Further Assurances. At and after the Effective Date, the Contributee shall be authorized to execute and deliver, in the name and behalf of SRSH, SRS or STAR TRS, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of SRSH, SRS or STAR TRS any other actions and things to vest, perfect or confirm of record or otherwise in the Contributee any and all right, title and interest in, to and under any of the Contributed Assets.

5.8 Lease Agreement. The Parties shall use their commercially reasonable efforts to cause the execution of, on or prior to the Closing Date, the Property Lease Agreement pursuant to which the Contributee shall agree to lease a portion of the premises by leased by SRS located at 18100 Von Karman Avenue, Irvine, California 92612. The Contributors shall cause SIP and Steadfast Management Company, Inc. to rent such portion of the premises to the Contributee, all upon terms substantially similar to those of the master lease at such property in place as of the Closing Date, allocated based upon Contributee’s actual use of the property.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Cooperation. At all times following the Closing Date, each Party agrees (a) to furnish upon request to each other Party such further information, (b) to execute and deliver to each other Party such other documents, and (c) to do such other acts and things, all as another Party may reasonably request for the purpose of carrying out the intent of this Agreement, the other Transaction Documents, and the transactions contemplated by this Agreement and the other Transaction Documents.

6.2 [Reserved.]

6.3 Access. The Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, Contributed Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any claims, suits or proceedings relating to any Tax, without charge or expense to the requesting Party.

6.4 Holding Period. In addition to any restrictions on transfer contained in the Operating Partnership Agreement, until the later of (a) the date two years from the date hereof and (b) the end of the Indemnification Period, the Contributor shall not (i) exchange the Class B OP Units it receives pursuant to Section 1.4 of this Agreement for REIT Shares pursuant to the provisions of the Operating Partnership Agreement or (ii) offer, pledge, sell, contract to sell, announce the intention to

6.5 sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option right or warrant for the sale of, make any short sale or otherwise transfer, dispose or encumber (collectively, “Transfer”) the Class B OP Units it receives pursuant to Section 1.4 of this Agreement; provided, however, after the Indemnification Period, the provisions of this Section 6.4 shall no longer apply (i) with respect to any of the Class B Units if Rod Emery involuntarily, without cause, ceases to serve as the chairman of the board of directors of STAR or (ii) if there is a sale or merger of STAR in which its common stockholders receive (or have the option to receive) cash and/or liquid securities, with respect to a percentage of the Class B OP Units equal to the ratio of (x) the cash or liquid securities received by common stockholders of STAR in such sale or merger to (y) the total consideration received by common stockholders of STAR in such sale or merger.

ARTICLE 7

INDEMNIFICATION

7.1 Contributor Indemnification. From and after the Closing, subject to the other provisions of this Article 7, the Contributor agrees to indemnify, defend, and hold Contributee, STAR, and each of their respective Affiliates, and their respective officers, directors, stockholders, partners, managers, and members and their respective heirs, legatees, devisees, executors, administrators, trustees, personal representatives, successors and assigns (each, a “Contributee Indemnified Party”), harmless from and against any and all Losses incurred by any Contributee Indemnified Party arising from, as a result of, in connection with, or relating to:

(a) the breach of any representation or warranty made by the Contributor or any of its Affiliates and contained in this Agreement or the other Transaction Documents;

(b) the breach or failure to perform any covenant or agreement made or undertaken by the Contributor or any of its Affiliates in this Agreement or any other Transaction Documents;

(c) the Excluded Assets;

(d) the Excluded Liabilities; and

(e) the failure to obtain any Contributor Required Third Party Consents, which failure results in the acceleration of payment by STAR or the Contributee pursuant to any loan, mortgage, deed to secure debt, or other debt obligation in effect as of the Closing Date, provided, however, that such failure to obtain such Contributor Required Third Party Consent was not the direct result of STAR’s or the Contributee’s gross negligence or willful act or failure to act.

7.2 Contributee Indemnification. From and after the Closing, subject to the other provisions of this Article 7, the Contributee and STAR jointly and severally agree to indemnify, defend and hold the Contributor and its Affiliates, and their respective officers, directors, stockholders, partners, managers, and members and its respective heirs, legatees, devisees, executors, administrators, trustees, personal representatives, successors and assigns (each, a “Contributor Indemnified Party”), harmless from and against any and all Losses incurred by any Contributor Indemnified Party arising from, as a result of, in connection with, or relating to:

(a) the breach by the Contributee or STAR of any representation or warranty made by the Contributor or STAR and contained in this Agreement or any other Transaction Documents;

(b) the breach or failure to perform any covenant or agreement made or undertaken by the Contributee or STAR in this Agreement or any other Transaction Documents;

(c) the ownership or operation of the Contributed Assets after the Closing; and

(d) the Assumed Liabilities.

7.3 Indemnifying Procedures.

(a) Upon receipt by a Contributor Indemnified Party or a Contributee Indemnified Party, as the case may be (the “Indemnified Party”), of notice from a Third Party of any action, suit, proceeding, claim, demand or assessment against such Indemnified Party that might give rise to a claim for Losses under this Article 7, the Indemnified Party shall promptly give written notice thereof to the Contributee, on the one hand, or the Contributor, on the other hand, as the case may be (the “Indemnifying Party”), indicating the nature of such claim and the basis therefor; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure. The Indemnifying Party will have thirty (30) days after such notice is given (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand, and (ii) whether or not it desires, at the cost and expense of the Indemnifying Party, to defend the Indemnified Party with respect to the Third Party claim; provided, however, that any Indemnified Party is hereby authorized, but is not obligated, prior to and during the Notice Period, to file any motion, answer or other pleading that it reasonably shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against the Third Party claim, the Indemnifying Party will have the right to control the defense of such matter by all appropriate proceedings and with counsel of its own choosing and at its sole cost and expense. If the Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense, and in a manner so as not to unreasonably interfere with the defense of such matter by the Indemnifying Party. If the Indemnifying Party fails to respond to the Indemnified Party within the Notice Period, elects not to defend the Indemnified Party, or after electing to defend fails to commence or reasonably pursue such defense, then the Indemnified Party shall have the right, but not the obligation, to undertake or continue the defense of, and to compromise or settle (exercising reasonable business judgment), the matter all on behalf, for the account, and at the risk, of the Indemnifying Party; provided, however, that any such compromise or settlement consists solely of money damages to be borne by the Indemnifying Party and otherwise shall be reasonably satisfactory to the Indemnifying Party and shall contain as an unconditional term thereof a full and complete release of the Indemnifying Party by the Third Party in form and substance reasonably satisfactory to the Indemnifying Party. Payments to the Indemnified Party for Losses for Third Party claims which are otherwise covered by the indemnification obligations herein shall not be required except to the extent that the Indemnified Party has expended or simultaneously with such payment will expend, out-of-pocket sums. If the Indemnifying Party has assumed the defense of a Third Party claim, it shall reasonably proceed with such defense and promptly notify the Indemnified Party if it proposes to compromise or settle such Third Party claim for the account, and at the risk, of the Indemnifying Party in accordance with this Section 7.3. In any event in which the Indemnifying Party has assumed the defense of a Third Party claim, the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel; provided, however, that the foregoing shall not prevent the Indemnified Party from taking the position that it is entitled to indemnification hereunder.

(b) In the event any Indemnified Party should have an indemnification claim against any Indemnifying Party under a Transaction Document that does not involve a claim by a Third Party, the Indemnified Party, as quickly as is practicable (but in any event within thirty (30) days after becoming aware of an indemnification claim) and by the most expeditious means available (promptly confirmed in writing), shall deliver notice of such claim to the Indemnifying Party in reasonable detail. The failure by any Indemnified Party to so notify the Indemnifying Party shall relieve the Indemnifying Party from any liability that it may have to such Indemnified Party to the extent that the Indemnifying Party has been prejudiced by such failure, unless such prejudice can be reasonably cured without expense to the Indemnified Party. If the Indemnifying Party disputes its liability with respect to such claim in a timely manner, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute may be resolved by litigation before an appropriate Governmental Entity of competent jurisdiction.

(c) STAR and the Contributee shall, and shall instruct their respective directors, officers, partners, and employees and the Contributee’s attorneys, accountants and agents to, at the request of the Contributor, cooperate with Contributor as may be reasonably required in connection with the investigation and defense of any Third Party claim, Action or investigation relating to the Contributor business, the Excluded Assets or the Excluded Liabilities that is brought against the Contributor or any of its Affiliates relating in any way to the Business at any time on or after the Closing. Likewise, the Contributor shall, and shall instruct its, and its Affiliates’, directors, managers, officers, employees, attorneys, accountants and agents to, at the Contributee’s request, cooperate with Contributee as may be reasonably required in connection with the investigation and defense of any Third Party claim, Action, or investigation relating to the Contributed Assets or the Assumed Liabilities that is brought against the Contributee or STAR or any of their respective Affiliates at any time on or after the Closing.

7.4 Survival.

(a) All covenants, agreements, representations and warranties of any party under this Agreement, subject to the limitations specified in Section 7.4(b), (c) and (d), shall survive the Closing, and any indemnification claim asserted in accordance with Section 7.3 prior to the expiration of the applicable survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled.

(b) Except as otherwise provided in Section 7.4(d) or (e), the obligations of the Contributor under Section 7.1(a) shall survive the Closing until the expiration of forty-five (45) days after the completion of the first full calendar year audit of STAR after the Closing (the “Indemnification Period”), with respect to claims made by the Contributor Indemnified Parties by notice in writing to the Contributee, received on or before such last day.

(c) Except as otherwise provided in Section 7.4(d) or (e), the obligations of the Contributee and STAR under Section 7.2(a) shall survive the Closing until the expiration of the Indemnification Period, with respect to claims made by the Contributor Indemnified Parties by notice in writing to the Contributee, received on or before such last day.

(d) Notwithstanding the provisions of Section 7.4(b) and (c), the obligations of:

(A) Contributor in accordance with Section 7.1(a) with respect to the warranties and representations contained in Sections 3.1, 3.2, 3.4 and 3.11 shall survive the Closing until the expiration of the applicable statutes of limitations;

(B) Contributor in accordance with Section 7.1(b) with respect to the covenant contained in 5.3 shall survive the Closing indefinitely;

(C) Contributor in accordance with Section 7.1(b) with respect to the covenant contained in 5.4 shall survive the Closing until the expiration of the applicable statutes of limitations;

(D) Contributee and STAR in accordance with Section 7.2(a) with respect to the warranties and representations contained in Sections 4.1, 4.2, 4.5 and 4.6 shall survive until the expiration of the applicable statutes of limitations;

(E) Contributor in accordance with Section 7.1(b), (c) and (d) with respect to any other covenants and agreements to be performed and complied with following the Closing and with respect to the Excluded Assets and the Excluded Liabilities, in each case, shall survive the Closing indefinitely; and

(F) Contributee and STAR in accordance with Section 7.2(b), (c) and (d) with respect to any other covenants and agreements to be performed and complied with following the Closing and with respect to the Contributed Assets and the Assumed Liabilities, in each case, shall survive the Closing indefinitely.

(e) The limitations under Sections 7.4(b) and (c) shall not apply in respect of claims for Fraud.

7.5 Limitations. Notwithstanding anything to the contrary contained in this Agreement or in any other Transaction Document:

(a) (i) No Indemnified Party will be entitled to indemnification under Section 7.1(a) or Section 7.2(a) of this Agreement, as applicable, unless such Indemnified Party has incurred Losses in excess of $625,000 in the aggregate (the “Deductible”), in which case such Indemnified Party will be entitled to indemnification under Section 7.1(a) or Section 7.2(a) of this Agreement, as applicable, for the aggregate Losses with respect to such claims, including those incurred prior to exceeding the Deductible; and (ii) the maximum aggregate liability of the Indemnifying Party for Losses to which the Indemnified Party is entitled to indemnification under Section 7.1(a) or Section 7.2(a) of this Agreement, as applicable, shall be limited to $12,500,000 in the aggregate; provided, however, that neither the Deductible nor the maximum aggregate liability provided in (ii) herein shall apply to any claims of, or causes of action arising out of, involving, or otherwise in respect of (1) any Fundamental Representation, (2) the representations in Section 3.5, or (3) Fraud.

(b) If Contributor breaches any representation or warranty for which indemnification may be provided under Section 7.1(a), then, solely for purposes of calculating the dollar amount of Losses for which any Contributee Indemnified Party is entitled to indemnification for such breach, each of such representations and warranties that contain any qualification as to materiality will be deemed and interpreted to be a representation or warranty made without such qualification.

(c) If Contributee or STAR breaches any representation or warranty for which indemnification may be provided under Section 7.2(a), then, solely for purposes of calculating the dollar amount of Losses for which any Contributor Indemnified Party is entitled to indemnification for such breach, each of such representations and warranties that contain any qualification as to materiality will be deemed and interpreted to be a representation or warranty made without such qualification.

(d) The amount of any Loss for which indemnification is provided under this Article 7 shall be net of (i) any amounts recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any Third Party or, (ii) third party insurance proceeds (for the avoidance of doubt, not including self-insurance or insurance with a captive insurance Affiliate) or other sources of reimbursement received, which shall be an offset against such Loss. The Indemnified Party shall use commercially reasonable efforts to seek recovery from all such sources to minimize any Loss for which indemnification is provided under this Article 7. If the amount to be netted hereunder from any payment required under this Article 7 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article 7, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article 7 had such determination been made at the time of such payment.

7.6 Exclusive Remedy. The Parties hereto acknowledge and agree that the remedies provided for in this Agreement and the other Transaction Documents shall be the Parties’ sole and exclusive remedies with respect to the subject matter of this Agreement and of the other Transaction Documents, other than for a claim of Fraud or willful misconduct and further that nothing in this Agreement shall operate to limit the rights of the parties to seek equitable remedies (including injunctive relief or specific performance). No amount shall be recoverable under this Agreement by any Indemnified Party to the extent such party has asserted a claim and received indemnification for such Loss under any Transaction Document other than this Agreement or under applicable Law. It is the Parties’ intention that the indemnification provisions set forth in this Agreement and the other Transaction Documents shall control and determine the Parties’ respective rights and obligations concerning any claims with respect to the Contributed Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities.

7.7 Nature of Damages. Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, in no event shall any Indemnifying Party be liable to any Indemnified Party for any consequential, punitive, indirect, incidental or other similar damages, including lost profits, for any breach or default under, or any act or omission arising out of, or in any way relating to, this Agreement or any other Transaction Document, or the transactions contemplated hereby or thereby, under any form of action whatsoever, whether in contract or otherwise, except to the extent awarded to a Third Party in connection with a claim by such Third Party.

7.8 Method of Payment. All amounts due and payable from an Indemnifying Party to an Indemnified Party shall be paid 75% in Class B OP Units and 25% in cash, other than amounts due pursuant to a breach of the representations set forth in Section 3.5, which shall be paid 100% in cash, within five (5) Business Days following final determination of a claim pursuant to Section 7.3, with (i) payment of the cash portion made by wire transfer of immediately available funds and (ii) delivery of a number of Class B OP Units (or such securities into which the Class B OP Units were then converted, if applicable) based upon the then-current value of the Class B OP Units (or such securities into which the Class B OP Units were then converted, if applicable); provided, however, that at Contributor’s sole discretion, any amount payable to a Contributee Indemnified Party pursuant to this Article 7, other than due to a breach of the representations set forth in Section 3.5, may be satisfied by delivery by the Contributor solely, or in greater proportion, of an amount of Class B OP Units (or such securities into which the Class B OP Units were then converted, if applicable), in each event equal in value to such claim (or portion thereof payable in Class B OP Units) determined upon the then-current value of the Class B OP Units (or such securities into which the Class B OP Units were then converted, if applicable), provided, further, that in Contributee’s sole discretion any amount payable to a Contributee Indemnified Party pursuant to a breach of the representations set forth in Section 3.5 may be satisfied by deliver by the Contributor solely, or in greater proportion, of an amount of Class B OP Units (or such securities into which the Class OP Units were then converted, if applicable), in each event equal in value to such claim determined upon the then-current value of the Class B OP Units (or such securities into which the Class B OP Units were then converted, if applicable).

ARTICLE 8

GENERAL

8.1 Schedules; Exhibits; Integration. Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

8.2 Interpretation. For all purposes of the Transaction Documents, except as otherwise specifically stated therein:

(a) the terms defined in Article 9 have the meanings assigned to them in Article 9 and include the plural as well as the singular;

(b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(d) the words “include” and “including” shall be without limitation and shall be construed to mean “include, but not be limited to” or “including, without limitation;”

(e) references to exhibits, schedules, Articles, Sections and paragraphs shall be references to the exhibits, schedules, Articles, Sections and paragraphs of this Agreement; and

(f) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

8.3 Submission to Jurisdiction; Governing Law. The Parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state and federal courts located in Wilmington, Delaware for the purpose of any Action arising out of or based upon any of the Transaction Documents (“Covered Matters”), (b) agree not to commence any Action arising out of, or based upon, any Covered Matters except in the state courts or federal courts located in Wilmington, Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the subject matter of any Covered Matter may not be enforced in or by such court. All Covered Matters shall be governed by, interpreted and construed in accordance with the Laws of the State of Delaware without regard to conflict of law principles that would result in the application of any Law other than the law of the State of Delaware.

8.4 Amendment. Subject to compliance with applicable Law, the provisions of this Agreement may not be amended, modified or supplemented without the prior written consent of the Contributor, the Contributee and STAR.

8.5 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in Wilmington, Delaware in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

8.6 Time of the Essence. Time is of the essence with regard to all obligations under this Agreement.

8.7 Assignment. No Transaction Document or any rights or obligations under any of them are assignable without the prior written consent of all of the Parties.

8.8 Headings. The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

8.9 Recitals. The recitals are fully incorporated into this Agreement by reference.

8.10 Parties in Interest. This Agreement shall be binding upon, and inure to the benefit of, each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to any Party to this Agreement.

8.11 Notices. Any notice or other communication hereunder must be given in writing and either (a) delivered in Person, (b) transmitted by electronic mail or facsimile, (c) transmitted by telefax or telecommunications mechanism provided, that receipt is confirmed and any notice so given is also mailed as provided in the following clause (d), or (d) mailed by certified or registered mail, postage prepaid, return receipt requested as follows:

If to the Contributor, addressed to:

Steadfast REIT Investments, LLC
18100 Von Karman Avenue, Suite 500
Irvine, CA 90245
Attention: Ana Marie del Rio
Email:

With a copy (which shall not constitute notice) to:

DLA Piper LLP (US) 4141 Parklake Ave., Suite 300 Raleigh, NC 27612
Attention: Robert H. Bergdolt, Esq.
Email: rob.bergdolt@dlapiper.com

If to the Contributee, addressed to:

Steadfast Apartment REIT, Inc.
18100 Von Karman Ave, Suite 500
Irvine, CA 92612
Attention: Thomas Purcell, Chairman of the Special Committee
Email: tom@curcicompanies.com

With a copy (which shall not constitute notice) to:

Venable LLP 750 E. Pratt Street, Suite 900 Baltimore, MD 21202 Attention: Sharon A. Kroupa, Esq. Email: sakroupa@venable.com and a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
3500 Lenox Road, NE , Suite 1500
Atlanta, GA 30326
Attention: Heath D. Linsky, Esq.
Email: hlinsky@mofo.com

or to such other address or to such other Person as each Party shall have last designated by such notice to the other Parties. Each such notice or other communication shall be effective (i) when delivered in Person, (ii) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 8.11 and an appropriate confirmation is received, and (iii) if given by mail, three (3) Business Days after delivery or the first attempted delivery.

8.12 Expenses. Except as otherwise set forth in this Agreement, the Contributor and the Contributee shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, expenses and disbursements of its accountants and counsel and of securing third party consents and approvals required to be obtained by it.

8.13 Representation By Counsel; Interpretation. Each of the Contributor and the Contributee acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Contributee and the Contributor.

8.14 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect; provided that the essential terms and conditions of this Agreement for all Parties remain valid, binding and enforceable. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the Parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

8.15 Counterparts. This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile, and each of which shall be deemed an original of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same Agreement.

ARTICLE 9

DEFINITIONS

For all purposes of the Transaction Documents, except as otherwise expressly provided or unless the context in which a term is used clearly requires otherwise:

“Action” means any action, complaint, petition, suit or other legal proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

“Affiliate” means with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” (including, with its correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or equity interests, by Contract or otherwise.

“Agreement” has the meaning as set forth in the introductory paragraph.

“Applicable Person” means the people listed on Schedule 9.1.

“Assigned Contracts” has the meaning as set forth in Section 1.5.

“Assignment of Contracts Agreement” has the meaning as set forth in Section 2.2(b).

“Assumed Liabilities” has the meaning as set forth in Section 1.3.

“Bill of Sale and Assumption Agreement” has the meaning as set forth in Section 2.2(a).

“Business” has the meaning as set forth in the Recitals.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and other deposit gathering institutions in the Borough of Manhattan, City and State of New York are authorized or required by applicable Law to be closed.

“Cash Consideration” has the meaning as set forth in Section 1.4.

“Class B OP Units” has the meaning as set forth in Section 1.4.

“Closing” has the meaning as set forth in Section 2.1.

“Closing Date” has the meaning as set forth in Section 2.1.

“COBRA” has the meaning as set forth in Section 5.4(f).

“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and formal guidance promulgated thereunder.

“Contract” means any binding agreement or contract, including any understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, lease, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or obligation of any kind or nature.

“Contributed Assets” means the membership interests of SRSH and the assets described or listed on Schedule 1.1.

“Contributee” has the meaning as set forth in the introductory paragraph of this Agreement.

“Contributee Indemnified Party” has the meaning as set forth in Section 7.1.

“Contribution Value” has the meaning as set forth in Section 1.4(a).

“Contributor” has the meaning as set forth in the introductory paragraph to this Agreement.

“Contributor Financial Statements” has the meaning as set forth in Section 3.5(a).

“Contributor Indemnified Party” has the meaning as set forth in Section 7.2.

“Contributor Material Adverse Effect” means an event, change, condition or occurrence, individually or in the aggregate, that has or could reasonably be expected to have a material adverse impact or effect on SRSH, SRS, STAR TRS, the Contributed Assets, the Assumed Liabilities, the Business or the results of operations of Contributor, taken as a whole; provided that “Contributor Material Adverse Effect” shall neither be deemed to include the impact or effect of: (a) changes in Laws or interpretations thereof or binding directives of Governmental Entities, (b) the announcement of this Agreement and the transactions contemplated hereby or the taking of any action contemplated by the Transaction Documents or any of them, (c) changes in GAAP or the interpretations thereof, (d) compliance with, and performance of, this Agreement and the transactions contemplated by this Agreement, (e) changes affecting general economic conditions or the industry in which Contributor operates, (f) the failure of the Contributor to meet projections of earnings, revenues or other financial measures (whether such projections were made by the Contributor or any independent Third Parties), (g) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack within or upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (h) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index) and (i) pandemics, earthquakes, hurricanes, floods or other natural disasters; provided, however, that any “Contributor Material Adverse Effect” shall not be excluded if, and to the extent such effect disproportionately affects the Contributor and the Business, as compared to other persons engaged in businesses similar to the Business.

“Contributor Required Third Party Consents” has the meaning as set forth in Section 3.3.

“Convertible Shares” means 1,000 shares of STAR’s Class A non-participating, non-voting convertible stock, par value $0.01 per share, that is held by STAR Advisor.

“Copyrights” means copyrights, whether registered or unregistered, in published works and unpublished works, and pending applications to register the same.

“Covered Matters” has the meaning as set forth in Section 8.3.

“Current Assets” means the consolidated amount of current assets of the Business, as defined by and determined in accordance with GAAP (excluding any (a) any Cash and (b) any current or deferred Tax assets).

“Current Liabilities” means the consolidated amount of current liabilities of the Business, as defined by and determined in accordance with GAAP (excluding (a) any indebtedness or transaction expenses related to the transaction contemplated hereby) and (b) any current or deferred Tax liabilities.

“Deductible” has the meaning as set forth in Section 7.5(a).

“Domain Names” means websites or domain names.

“Effective Date” means 11:59PM, Pacific Daylight Time on August 31, 2020.

“Employee Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each bonus, profits interest, restricted capital interest, phantom equity, profit participation, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree health or life insurance, supplemental retirement, employment, offer letter, consulting, severance, retention, termination, change in control, welfare, profit-sharing, disability, health, vacation, sick leave benefits, fringe benefits or other compensation or benefit agreement, plan, program or arrangement (i) that is sponsored, maintained or contributed to by SRSH, SRS or STAR TRS or to which SRSH, SRS or STAR TRS is a party, (ii) that is sponsored, maintained or contributed to by the Contributor or an ERISA Affiliate (other than SRSH, SRS or STAR TRS) for the benefit of any Transferring Employee, or (iii) with respect to which SRSH, SRS or STAR TRS has any Liability.

“Encumbrance” means any lien, encumbrance, security interest, charge, mortgage, deed of trust, deed to secure debt, option, pledge or restriction (whether on voting, sale, transfer, disposition or otherwise) on transfer of title other than (i)(a) Encumbrances for Taxes not yet subject to penalties for nonpayment or which are being actively contested in good faith by appropriate proceedings, (b) statutory liens of landlords, mechanics, materialmen, carriers, workmen, warehousemen, repairmen and other like Encumbrances and security obligations that are not delinquent, (c) rights granted to any licensee of any Intellectual Property in the ordinary course of business and (d) requirements and restrictions of zoning, land use, building, environmental and other Laws, (ii) Encumbrances and other recorded and unrecorded monetary and non-monetary Encumbrances set forth in any title policy or title report or survey (or any update of a title policy, title report or survey) received by the Contributor with respect to the property that is the subject of the Property Lease Agreement that affect the underlying fee simple interest to such property and that do not materially impair the operations of the Business as currently conducted thereon.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and formal guidance promulgated thereunder.

“ERISA Affiliate” shall mean any other corporation or trade or business that would be treated as a single employer with Contributor under Code Section 414 or Section 4001(a)(14) or 4001(b) of ERISA.

“Excluded Assets” has the meaning as set forth in Section 1.2.

“Excluded Liabilities” has the meaning as set forth in Section 1.3.

“FICA” means the Federal Insurance Contributions Act, as amended.

“Fraud” means, with respect to the making of any representation or warranty set forth in this Agreement or any Transaction Document, or in any certificate delivered pursuant to this Agreement or any Transaction Document, an act, committed by a party hereto, with intent to deceive another party hereto, or to induce that party to enter into this Agreement or the other Transaction Documents and requires (i) a false representation of material fact made in this Agreement, a Transaction Document, or such certificate, (ii) with knowledge that such representation is false, (iii) with an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it, (iv) causing that party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action, and (v) causing such party to suffer damage by reason of such reliance.

“Fundamental Representation” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.4, Section 3.11, Section 4.1, Section 4.2, Section 4.5, and Section 4.6.

“FUTA” means the Federal Unemployment Tax Act, as amended.

“FSA Plans” has the meaning as set forth in Section 5.4(e).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality in each case of any government, whether federal, state or local, domestic or foreign.

“Grandfathered PTO” has the meaning as set forth in Section 3.15(c).

“Indemnification Period” has the meaning as set forth in Section 7.4(b).

“Indemnified Party” has the meaning as set forth in Section 7.3(a).

“Intellectual Property” means any rights in, including but not limited to the right to all past and future income, royalties, damages and payments due, licenses or Encumbrances of, equities in, and other claims that any Person may have to claim ownership, authorship or invention or the use of, or to object to, or prevent the modification of, or to withdraw from circulation, or control the publication or distribution, of any Marks, Patents, Copyrights, Trade Secrets, Software or Domain Names.

“IRS” means the Internal Revenue Service or any successor entity.

“Key Person Employment Agreements” has the meaning as set forth in Section 2.2(i).

“Knowledge” means actual knowledge of an Applicable Person and the knowledge that such Applicable Person without independent inquiry would reasonably be expected to obtain in the course of diligently performing his or her duties.

“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity, and any Order.

“Liability” means all indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due), including those arising under any Law, Action, investigation, inquiry or Order and those arising under any Contract.

“Loss or “Losses” means any and all costs, expenses, direct losses or damages, fines, penalties or liabilities (including interest which may be imposed or incurred in connection therewith, court costs, litigation expenses, reasonable attorneys’ fees and costs).

“Mark” means any brand name, logos, service mark, trademark, trade name, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations or application for registration of, any of the foregoing.

“Net Working Capital” means (a) Current Assets minus (b) Current Liabilities.

“Non-Transferring Employee” means each current or former employee, director or consultant of the Contributor or its Affiliates, other than a Transferring Employee.

“Non-Assumed Employee Plan” has the meaning as set forth in Section 5.4(d).

“Notice Period” has the meaning as set forth in Section 7.3(a).

“Operating Partnership” has the meaning as set forth in the introductory paragraph of this Agreement.

“Operating Partnership Agreement” has the meaning as set forth in Section 2.2(n).

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ of a Governmental Entity or arbitration award.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation or organization, certificate of formation or organization, regulations, operating agreement, limited liability company agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments, or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Parties” has the meaning as set forth in the introductory paragraph.

“Party” has the meaning as set forth in the introductory paragraph.

“Patents” means all (a) patents and patent applications, and (b) business methods, inventions, and discoveries that may be patentable.

“Permit” means any license, permit, franchise, certificate of authority, approval, registration, or authorization, or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Person” means an association, a corporation, an individual, a limited liability company, a partnership (whether general or limited), a trust (whether inter vivos or testamentary) or any other entity or organization, whether organized for profit or not for profit, and including a Governmental Entity.

“Personal Property” means machinery, computer programs, computer software, tools, motor vehicles, office equipment, inventories, supplies, plant, spare parts, and other tangible or intangible personal property, excluding, however, furniture, fixtures, and equipment, and Contracts, Permits, Marks, Patents, Copyrights, Trade Secrets, Domain Names and Intellectual Property.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the end of the Closing Date.

“Property Lease Agreement” has the meaning set forth in Section 2.2(p).

“Property Management Agreement” has the meaning set forth in Section 2.2(h).

“PTO” has the meaning as set forth in Section 3.15(c).

“Purchase Price” has the meaning as set forth in Section 1.4.

“Registration Rights Agreement” has the meaning as set forth in Section 2.2(l).

“Regulation D” has the meaning as set forth in Section 3.21(a).

“REIT” means a “real estate investment trust” within the meaning of Code Section 856.

“REIT Shares” means shares of common stock, par value $0.001 per share, in STAR (or successor entity, as the case may be), the terms and conditions of which are set forth in the Fourth Articles of Amendment and Restatement of STAR filed with the Maryland State Department of Assessments and Taxation, as amended, supplemented, or restated from time to time.

“SEC” has the meaning as set forth in Section 3.21(g).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means computer software or middleware.

“SRS 401(k) Plan” has the meaning as set forth in Section 5.3(c).

“SRSH Contracts” has the meaning as set forth in Section 3.13.

“SRSH Financial Statements” has the meaning set forth in Section 3.6(b).

“STAR” has the meaning as set forth in the introductory paragraph of this Agreement.

“STAR Advisor” has the meaning as set forth in the recitals of this Agreement.

“STAR Material Adverse Effect” means an event, change, condition or occurrence, individually or in the aggregate, that has or could reasonably be expected to have a material adverse impact or effect on the business of STAR and Contributee taken as a whole; provided that “Contributor Material Adverse Effect” shall neither be deemed to include the impact or effect of: (a) changes in Laws or interpretations thereof or binding directives of Governmental Entities, (b) the announcement of this Agreement and the transactions contemplated hereby or the taking of any action contemplated by the Transaction Documents or any of them, (c) changes in GAAP or the interpretations thereof, (d) compliance with, and performance of, this Agreement and the transactions contemplated by this Agreement, (e) changes affecting general economic conditions or the industry in which Contributor operates, (f) the failure of the Contributor to meet projections of earnings, revenues or other financial measures (whether such projections were made by the Contributor or any independent Third Parties), (g) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack within or upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (h) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index) and (i) pandemics, earthquakes, hurricanes, floods or other natural disasters; provided, however, that any “STAR Material Adverse Effect” shall not be excluded if, and to the extent such effect disproportionately affects STAR and Contributee, taken as a whole, as compared to other persons engaged in a similar business.

“STAR Required Third Party Consents” has the meaning as set forth in Section 4.3.

“Tax” or “Taxes” means any and all taxes, duties, assessments or governmental charges, imposts, levies or other assessments, fees or other charges imposed by any Governmental Entity, including federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment-related, excise, goods and services, harmonized sales, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax, including any amendment thereof.

“Taxing Authority” means the IRS or any other Governmental Entity responsible for the administration of any Tax.

“Third Party” means any Person other than any Party.

“Trade Secrets” means all know-how, trade secrets, confidential information, customer lists, Software (source code and object code), technical information, data, process technology, plans, drawings, and blue prints.

“Trademark License Agreement” has the meaning as set forth in Section 2.2(c).

“Transaction Documents” means this Agreement, the Bill of Sale and Assumption Agreement, the Assignment of Contracts Agreement, the Trademark License Agreement, the Transition Services Agreement, the Property Management Agreement, the Property Lease Assignment Agreement, Non-Compete and Non-Solicit Agreement, the Key Person Employment Agreements, the Registration Rights Agreement, the Operating Partnership Agreement, and any amendments to any of them.

“Transition Services Agreement” has the meaning as set forth in Section 2.2(g).

“Transfer” has the meaning as set forth in Section 6.4.

“Transferring Employee” has the meaning as set forth in Section 5.3(a).

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Contributor:

STEADFAST REIT INVESTMENTS, LLC
a Delaware limited liability company

By:	/s/ Dinesh K. Davar
Dinesh K. Davar
Manager

STAR:

STEADFAST APARTMENT REIT, INC.
a Maryland corporation

By:	/s/ Ella S. Neyland
Ella S. Neyland
Chief Financial Officer

CONTRIBUTEE/OPERATING PARTNERSHIP:

STEADFAST APARTMENT REIT OPERATING PARTNERSHIP, L.P.
a Delaware limited partnership for itself and as general partner of the Contributee

By: STEADFAST APARTMENT REIT, INC.
Its General Partner

By:	/s/ Ella S. Neyland
Ella S. Neyland
Chief Financial Officer

[Signature page to Contribution Agreement]

Exhibit A

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of August 31, 2020 is entered into by and between Steadfast Apartment REIT Operating Partnership, L.P., a Delaware limited partnership (“Contributee”), and Steadfast REIT Investments, LLC, a Delaware limited liability company (“Contributor” and together with the Contributee, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Contribution Agreement (defined below).

RECITALS

WHEREAS, Contributor and Contributee are parties to that certain Contribution and Purchase Agreement (the “Contribution Agreement”), dated as of even date herewith, by and among Contributor, Contributee and Steadfast Apartment REIT, Inc., a Maryland corporation, pursuant to which, among other things, Contributor has agreed to contribute, convey, transfer, irrevocably assign and deliver to Contributee all of Contributor’s Personal Property used in the Business, free and clear of all Encumbrances (“Transferred Assets”), and Contributee has agreed to acquire and accept the Transferred Assets from Contributor, in each case on the terms and subject to the conditions set forth in the Contribution Agreement; and

WHEREAS, pursuant to the Contribution Agreement, Contributee has agreed to assume the Assumed Liabilities, on the terms and subject to the conditions set forth in the Contribution Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the premises and mutual covenants, representations, warranties and agreements in the Contribution Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties desire to enter into this Agreement on the terms set forth herein.

Intending to be legally bound, the Parties agree as follows:

1. Effective as of the Closing Date, on the terms and subject to the conditions set forth in the Contribution Agreement, Contributor hereby contributes, conveys, transfers, irrevocably assigns and delivers to Contributee, and Contributee hereby acquires and accepts from Contributor, all of Contributee’s right, title and interest in and to the Transferred Assets.

2. Effective as of the Closing Date, on the terms and subject to the conditions set forth in the Contribution Agreement, Contributee hereby assumes the Assumed Liabilities.

3. This Agreement shall be binding upon and inure to the benefit of Contributor and Contributee and their respective successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any Person, other than Contributor and Contributee and their respective successors and permitted assigns.

4. No provision of this Agreement may be amended, supplemented or modified except by a written instrument making specific reference hereto or thereto signed by all the Parties.

5. This Agreement is executed and delivered pursuant to the Contribution Agreement. Nothing in this Agreement shall alter any liability or obligations arising under the Contribution Agreement, which shall (without limiting the generality of the foregoing) govern, and shall contain the sole and exclusive representations, warranties and obligations of the Parties with respect to such Transferred Assets and Assumed Liabilities. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Contribution Agreement, the terms and conditions of the Contribution Agreement shall govern, supersede and prevail. Notwithstanding anything to the contrary in this Agreement, nothing herein is intended to, nor shall it, extend, amplify or otherwise alter any representation, warranty, covenant or obligation contained in the Contribution Agreement.

6. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (.pdf)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

A-2

IN WITNESS WHEREOF, Contributor and Contributee have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

CONTRIBUTOR:

STEADFAST REIT INVESTMENTS, LLC

By:
Ella S. Neyland
Chief Financial Officer

CONTRIBUTEE:

STEADFAST APARTMENT REIT OPERATING PARTNERSHIP, L.P.

By: STEADFAST APARTMENT REIT, INC. Its General Partner

By:
Ella S. Neyland
Chief Financial Officer

[Signature Page to Bill Of Sale and Assignment and Assumption Agreement]

Exhibit B

ASSIGNMENT OF CONTRACTS AGREEMENT

This Assignment of Contracts Agreement (this “Agreement”) is entered into as of August 31, 2020 (the “Effective Date”) by and among Steadfast Apartment REIT Operating Partnership, L.P., a Delaware limited partnership (“Assignee”), and Steadfast REIT Investments, LLC, a Delaware limited liability company (“Assignor”). Assignor and Assignee are referred to, collectively, as the “Parties” and each, individually, as a “Party.” Capitalized terms used but not defined herein shall have the meanings set forth in the Contribution Agreement (as defined below).

RECITALS

WHEREAS, Assignor and its Affiliates are party to the Assigned Contracts;

WHEREAS, Assignor, Assignee and Steadfast Apartment REIT, Inc., a Maryland corporation, are parties to that certain Contribution and Purchase Agreement, dated as of even date herewith (together with all of the exhibits and schedules related thereto, the “Contribution Agreement”), pursuant to which, among other things, Assignor has agreed to sell and transfer (or cause its Affiliates to sell or transfer), and Assignee agreed to acquire, the Assigned Contracts;

WHEREAS, pursuant to and in accordance with this Agreement and the Contribution Agreement, Assignor desires to assign all of the right, title and interest in and to the Assigned Contracts to Assignee and Assignee desires to accept such assignment from Assignor.

NOW, THEREFORE, in consideration of the representations, warranties and covenants set forth herein and in the Contribution Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties covenant and agree as follows:

1. Transfer and Assignment.

1.1 In accordance with and subject to the terms of this Agreement and the Contribution, Assignor (on behalf of itself and its applicable Affiliates) hereby assigns, transfers, conveys and delivers to Assignee all of Assignor’s right, title and interest in and to the Assigned Contracts.

1.2 In accordance with and subject to the terms of this Agreement and the Contribution Agreement, Assignee hereby accepts the foregoing assignment, transfer and conveyance and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants in connection with the Assigned Contracts.

2. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the Parties.

3. Further Assurances. Each of Assignor and Assignee covenants and agrees that it will, at the request of any other Party hereto or such other Party’s Affiliates and without any additional consideration, execute and deliver (and cause its Affiliates to execute and deliver) such other instruments of assignment and assumption as may be reasonably necessary to effect the assignment and transfer of the Assigned Contracts as provided for in and contemplated by the Contribution Agreement.

B-1

4. Contribution Agreement. This Agreement is made pursuant to and is subject to the terms and conditions of the Contribution Agreement. Notwithstanding anything to the contrary contained herein, nothing contained herein is intended to or shall be deemed to limit, restrict, modify, alter, amend or otherwise change in any manner the rights and obligations of the Parties hereto under the Contribution Agreement and each of the Parties hereto acknowledges and agrees that the representations, warranties, covenants, agreements, indemnities and survival periods contained in the Contribution Agreement are not superseded hereby but remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms and provisions of this Agreement and the terms and provisions of the Contribution Agreement, the terms and provisions of the Contribution Agreement shall control.

5. Counterparts. This Agreement and any amendment hereby may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile, and each of which shall be deemed an original of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement.

6. Governing Law. This Agreement shall be governed by, interpreted and construed in accordance with the Laws of the State of Delaware without regard to conflict of law principles that would result in the application of any Law other than the law of the State of Delaware.

7. Severability. In case any one or more of the provisions contained in this Agreement should be found invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and the Parties shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

8. Integration; Amendment. This Agreement, together with the Contribution Agreement, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous oral statements or written instruments with respect to the subject matter hereof. This Agreement may be amended, supplemented or modified only by an instrument signed by the Parties to this Agreement.

[Signature pages follow]

B-2

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representative of each Party as of the date first written above.

ASSIGNOR:

STEADFAST REIT INVESTMENTS, LLC a Delaware limited liability company

By:
Dinesh K. Davar
Manager

ASSIGNEE:

STEADFAST APARTMENT REIT OPERATING PARTNERSHIP, L.P.
a Delaware limited partnership

By: STEADFAST APARTMENT REIT, INC.
Its General Partner

By:
Ella S. Neyland
Chief Financial Officer

[Signature Page to Assignment of Contracts]

Exhibit C

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “Agreement”) is made and entered into as of August 31, 2020, by and among Steadfast Investment Properties, Inc., a California corporation (“Licensor”), on the one hand, and Steadfast Apartment REIT, Inc., a Maryland corporation (“STAR”), Steadfast Apartment REIT Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and STAR REIT Services, LLC, a Delaware limited liability company (“SRS” and, together with STAR and the Operating Partnership, the “Licensees”), on the other hand.

RECITALS

WHEREAS, Steadfast REIT Investments, LLC, an affiliate of Licensor, and STAR and the Operating Partnership have entered into that certain Contribution Agreement, dated as of even date herewith (as such agreement may be amended, modified or supplemented, the “Contribution Agreement”);

WHEREAS, Licensor owns certain rights, title and interest in and to certain trademarks, tradenames, service marks, logos and domain names, including “Steadfast,” which are used in connection with Licensor’s real estate investment activities;

WHEREAS, pursuant to that certain Amended and Restated Advisory Agreement, by and among Steadfast Apartment Advisor, LLC, a Delaware limited liability company (the “Advisor”), and STAR, effective as of March 6, 2020, as amended from time to time (the “Advisory Agreement”), Licensees and their Affiliates received a limited license to use the name “Steadfast”;

WHEREAS, pursuant to the Advisory Agreement, the Advisor also manages, on its behalf and on behalf of its Affiliates, certain administrative functions related to the operation of Licensees’ business, including the operation and maintenance of the Websites (as defined below);

WHEREAS, in connection with the transactions contemplated in the Contribution Agreement, Licensees desires to obtain (i) a royalty-free license from Licensor to use the “Steadfast” name in the conduct of Licensees’ business as Licensees discontinue any use of the Marks (as defined below), and (ii) the control of the Websites and the Email Accounts (as defined below), solely for the duration of the Term (as defined below); and

WHEREAS, Licensor and Licensees wish to set forth herein the terms and conditions with respect to the licensing of the Marks and operation and control of the Websites and the E-Mail Accounts by Licensees solely during the Term, including the utilization by Licensees of the Marks, and the utilization and reference by Licensees of and to related trademarks and service marks of Licensor that contain the Marks.

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as set forth herein.

DEFINED TERMS

Defined terms in the recitals and the preamble to this Agreement are used as so defined and, as used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean with respect to any Person, (i) any other Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such Person; (ii) any other Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such Person; (iii) any other Person directly or indirectly controlling, controlled by or under common control with such Person; (iv) any executive officer, director, trustee or general partner of such Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner. For purposes of this definition, the terms “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership or voting rights, by contract or otherwise.

“Change of Control” shall mean any transaction or series of related transactions (whether by merger, consolidation or sale or transfer of voting shares, capital stock, assets, or otherwise) as a result of which a Person not an Affiliate of a Licensee obtains ownership, directly or indirectly, (i) of shares or other capital stock which represent more than fifty percent (50%) of the total voting power in a Licensee or (ii) by lease, license, sale or otherwise, of all, or substantially all, of the assets of a Licensee.

“E-Mail Accounts” shall mean all corporate e-mail accounts used by or related to Licensees’ business that feature the Marks.

“Marks” shall mean the trademarks and service marks set forth on Schedule A hereto, along with any variations and translations thereof requested by Licensees and approved in writing by Licensor.

“Person(s)” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Term” shall have the meaning as set forth in Section 2.

“Territory” shall mean throughout the world or worldwide.

“Websites” shall mean the web domains listed on Schedule B, including all sub-domains thereof.

OPERATIVE PROVISIONS

1) GRANT

a)

Licensor hereby grant to Licensees and each of Licensees’ Affiliates, solely during the Term and in the Territory, subject to the terms and conditions herein, a non-exclusive, non-transferable, non-sublicensable, royalty-free, fully paid-up, right and license to use the Marks in connection with Licensees’ existing business.

b)

Without limiting the foregoing, Licensor also hereby grants to Licensees and each of Licensees’ Affiliates, solely during the Term and in the Territory, a non-exclusive, non-transferrable, non-sublicensable, royalty-free, fully paid-up, right and license to use the Marks in connection with the Websites and the E-Mail Accounts, provided that all such uses shall be in accordance with the terms of this Agreement.

2) TERM; EFFECT OF TERMINATION

a) The “Term” of this Agreement shall commence on the date hereof and shall continue for a period of five (5) years, after which this Agreement and the licenses described herein shall expire, unless earlier terminated pursuant to Section 8.

b) Except as otherwise expressly provided herein, upon the expiration of the Term or the earlier termination of this Agreement pursuant to Section 8, (i) all rights granted to Licensees and their Affiliates by Licensor hereunder shall automatically revert to Licensor; (ii) Licensees and their Affiliates shall cease the use of any materials or corporate names bearing or incorporating the Marks or any similar derivation thereof; and (iii) Licensees and their Affiliates shall cease the use of the Websites and E-Mail Accounts within thirty (30) days.

c) Prior to expiration of this Agreement, or within ten (10) days of the effective date of termination of this Agreement if this Agreement is terminated pursuant to Section 8(a), Licensees and their Affiliates shall effect a change of their corporate names to corporate names that do not include, and are not confusingly similar to, the Marks and shall promptly provide evidence of such name changes to Licensor. Except as otherwise expressly provided herein, in no event shall Licensees or their Affiliates take any action to deceive as to the affiliation, connection, or association of Licensor with Licensees and their Affiliates, or as to the origin from, sponsorship by or approval by Licensor of Licensees’ products or services. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Licensees and their Affiliates shall be able to continue to utilize the Marks solely in the names of any subsidiaries of Licensees after the expiration of the Term for an additional thirty (30) days and solely to the extent Licensees are not able to obtain any material third-party consent with respect to the change in name to any such subsidiary prior to the expiration of the Term. Licensees and their Affiliates shall use commercially reasonable efforts to obtain all such consents prior to the expiration of the Term.

d) Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Licensees and their Affiliates shall be able to continue to reference the Marks in a historical context as the former names of Licensees and/or their Affiliates and in the names of such entities pursuant to documents, media, and contracts existing prior to the date hereof (and such references shall not be deemed to be in breach or violation of this Agreement or the rights of Licensor to the Marks).

3) RESERVATION OF RIGHTS

Licensor reserves all rights in connection with the Marks, now known or hereafter developed, that are not expressly granted to Licensees and their Affiliates herein.

4) WEBSITE OBLIGATIONS

i) As of the date hereof and for the Term, Licensees and their Affiliates shall have the right (but not the obligation) to host, operate, maintain, and provide the technology and other related functions and services for the Websites. If Licensees or any of their Affiliates elect to operate the Websites, Licensees and their Affiliates shall use commercially reasonable efforts to operate the Websites in a manner that ensures that the Websites are compliant in all material respects with all “safe harbors” provided under the Communications Decency Act and Digital Millennium Copyright Act, and similar laws designed to minimize liability of websites and interactive properties for third party content.

ii) In the event that Licensees or any of their Affiliates elect to operate the Websites, then Licensees and their Affiliates shall operate the Websites such that Licensees remain in compliance in all material respects with all applicable laws, rules and regulations relating to the operation of the Website.

5) TRADEMARK OWNERSHIP AND PROTECTION

a) All ownership rights, title and interest in the Marks, including any goodwill generated in connection with Licensees’ use of the Marks in the Territory, shall inure to the sole benefit of Licensor.

b) Nothing contained in this Agreement shall be construed to confer upon Licensees or their Affiliates, or to vest in Licensees or their Affiliates, any right of ownership to the Marks. At no time shall Licensees or their Affiliates directly or indirectly attempt to register or cause to be registered any rights in the Marks in the Territory. Moreover, at no time shall Licensees or their Affiliates directly or indirectly attempt to register or cause to be registered in the Territory any names, logos or other materials identical or substantially or confusingly similar to the Marks without the prior written approval of Licensor. It is understood and agreed that Licensees and their Affiliates shall not acquire and shall not claim any title to the Marks by virtue of the license granted to Licensees and their Affiliates or through Licensees’ and their Affiliates’ use of the Marks. Licensees further acknowledge the validity of the Marks, and agrees not to institute or participate in any proceedings which challenge the validity, or Licensor’s ownership, of the Marks.

6) QUALITY CONTROL; TRADEMARK APPROVALS

a) Licensees and their Affiliates acknowledge the high level of goodwill in the Marks and shall, at all times throughout the Term, use the Marks in a manner materially consistent with the uses made by it prior to the date hereof and shall only use the Marks in connection with the provision of services of a quality at least as high as those offered by Licensor prior to the date hereof.

b) Licensees and their Affiliates shall neither do nor permit to be done any act or thing which would have a material adverse effect on a Mark or materially reduce the value of a Mark or detract from its reputation.

c) Licensees and their Affiliates shall comply in all material respects with all applicable laws and regulations and obtain all necessary or appropriate government approvals and permits pertaining to the business activities it seeks to engage in under the Marks.

7) REPRESENTATIONS, WARRANTIES AND COVENANTS

a) Licensees represent, warrant and covenant on behalf of Licensees and their Affiliates that:

i) this Agreement is a legal, valid and binding obligation of Licensees; and

ii) each Licensee has full power and authority to enter into, and perform its obligations under, this Agreement in accordance with its terms.

b) Licensor represents, warrants and covenants that:

i) this Agreement is a legal, valid and binding obligation of Licensor;

ii) Licensor has full power and authority to enter into, and perform its obligations under, this Agreement in accordance with its terms; and

iii) Licensor is not aware of any pending claims or litigation or of any claims threatened in writing regarding the use or ownership of the Marks.

c) Licensees shall be responsible and liable to Licensor for (i) the use of the Marks by their Affiliates and such Affiliates’ compliance with the provisions of this Agreement and (ii) any acts and omissions of any of Licensees’ Affiliates as if Licensees had performed those acts or made those omissions.

8) TERMINATION

In addition to any and all other remedies available to it hereunder, Licensor shall have the right to immediately terminate this Agreement, including the license to use the Marks as set forth in this Agreement, upon written notice to Licensees upon (a) Licensees’ (or their Affiliates’) material breach of any provision of this Agreement, which remains uncured by Licensees or such Affiliates after forty-five (45) days of receipt of written notice provided by any Licensor; (b) Rodney F. Emery ceasing to serve as Chairman of the Board of STAR without his consent or due to cause; (c) a Change of Control of STAR; (d) STAR ceases substantive commercial use of the STEADFAST mark; or (e) Licensees do or cause to be done any action that, in Licensor’s reasonable discretion, brings the name and goodwill of Licensor or the Marks into public disrepute or disfavor.

9) LIMITATION OF LIABILITY

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN AND TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW, IN NO EVENT SHALL ANY PARTY OR ITS AFFILIATES BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE OR DATA, OR INTERRUPTION OF BUSINESS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND RELATED TO OR ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10) LAW AND JURISDICTION

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11) NOTICES

Any notice, report or other communication required or permitted to be given hereunder shall be given in the manner, and to such addresses of the parties, specified in the Contribution Agreement.

12) SEVERABILITY

In the event that any phrase, clause, sentence, paragraph, section, article or other portion of this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in force and effect to the full extent permissible by law.

13) ENTIRE AGREEMENT

This Agreement (together with the Contribution Agreement and any other transaction documents contemplated thereby) contains the entire agreement among the parties hereto with respect to the subject matter hereof, and shall supersede all previous oral and written agreements and all contemporaneous oral negotiations, commitments and understandings between the parties.

14) NO WAIVER

A waiver by any party hereto of a breach of or failure to perform any of the covenants, agreements, restrictions or conditions in this Agreement to be performed by any other party shall not be construed as a waiver of any succeeding breach of or failure to perform the same or other covenants, agreements, restrictions or conditions of this Agreement. No waiver shall be effective unless duly authorized and memorialized in a writing signed by the party against whom such waiver is to be effective.

15) FURTHER ASSURANCES

Each party hereto agrees, and, as applicable, shall cause their respective Affiliates, to execute any and all further documents and writings and perform such other reasonable actions that may be or become necessary or expedient to effectuate and carry out the purposes of this Agreement.

16) SURVIVAL

Sections 5, 8-15, and this Section 16 shall survive the expiration or termination of this Agreement, as shall any other of the provisions of this Agreement that by their terms or by implication are to have continuing effect after any such expiration or termination.

17) COUNTERPARTS

This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original and all of which, collectively, shall constitute one (1) agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

LICENSOR:

STEADFAST INVESTMENT PROPERTIES, INC.

By:
Dinesh Davar
Manager

[Signature Page to Trademark License Agreement]

LICENSEES:

STEADFAST APARTMENT REIT, INC.

By:
Ella S. Neyland Chief Financial Officer

STEADFAST APARTMENT REIT OPERATING PARTNERSHIP, L.P.

By: STEADFAST APARTMENT REIT, INC., its General Partner

By:
Ella S. Neyland Chief Financial Officer

[Signature Page to Trademark License Agreement]

STAR REIT SERVICES, LLC

By:
Dinesh Davar
Chief Financial Officer

[Signature Page to Trademark License Agreement]

SCHEDULE A

MARKS

SCHEDULE B

WEB DOMAINS

Exhibit G

STOCK POWER

FOR VALUE RECEIVED, Steadfast Apartment Advisor, LLC, a Delaware limited liability company, hereby sells, assigns and transfers unto Steadfast Apartment REIT, Inc., a Maryland corporation (the “Company”), 1000 shares of the Class A Common non-participating, non-voting convertible stock, par value $0.01 per share (the “Shares”), of the Company, standing in its name on the books of the Company, and does hereby irrevocably constitute and appoint the Secretary of the Company as attorney-in-fact to transfer the said Shares on the books of the Company maintained for that purpose, with full power of substitution in the premises.

Dated: August 31, 2020

STEADFAST APARTMENT ADVISOR, LLC, a Delaware limited liability company

By:
Ella S. Neyland
Chief Financial Officer

Exhibit K

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) dated as of September 1, 2020 (the “Effective Date”) is entered into by and between STEADFAST INVESTMENT PROPERTIES, INC. and STEADFAST MANAGEMENT COMPANY, INC., each a California corporation (together, “Sublandlord”), and STAR REIT SERVICES, LLC, a Delaware limited liability company (“Subtenant”), with reference to the following:

A. Sublandlord is party to that certain Lease dated January 1, 2010, as amended by that certain First Amendment to Lease (the “First Amendment”) dated October 14, 2013, that certain Second Amendment (the “Second Amendment”) dated June 4, 2015, and that certain Third Amendment dated May 31, 2019 (collectively, the “Master Lease”) entered into with Irvine Office Towers 1, LLC, a Delaware limited liability company, successor to The Irvine Company LLC, a California limited liability company (“Landlord”), respecting those premises (the “Master Premises”) consisting of approximately 45,261 rentable square feet of space commonly known as Suite 200 and Suite 500 and located on the Second and Fifth Floors of 18100 Von Karman Avenue, Irvine, CA 92660 (the “Building”). The Master Premises is more particularly described in the Master Lease. A copy of the Master Lease is attached to this Sublease as Exhibit C.

B. Sublandlord desires to sublet to Subtenant, and Subtenant desires to sublet from Sublandlord, a portion of the Master Premises (as described below) on the terms and conditions set forth in this Sublease. The portion of the Master Premises not being subleased to Subtenant shall be referred to herein as the “Remaining Premises.”

NOW, THEREFORE, in consideration of the mutual covenants contained in this Sublease and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

Agreement

1. Sublease. Sublandlord subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, on the terms and conditions set forth in this Sublease, a portion of the Master Premises comprised of approximately 24,376 square feet of area, consisting of the Second Floor and a portion of the Fifth Floor, as further described in Exhibit A attached hereto (the “Subleased Space”), together with the non-exclusive use from time to time of certain 5th floor common areas, including the reception area, conference rooms and kitchen areas, and use of a mailbox in the Building designated “Suite 200.” Subtenant shall have the right, as appurtenant to its sublease of the Subleased Space during the Sublease Term (as defined in Section 2 below) to use the appurtenant areas (as described in Section 6.3 of the Master Lease) in common with Sublandlord in accordance with and subject to the terms of the Master Lease (including without limitation the reservations therein contained).

2. Term. The term of this Sublease shall be for the period commencing on September 1, 2020 and shall expire on May 31, 2022 (the “Term”) unless sooner terminated under the provisions of this Sublease or unless the Master Lease is sooner terminated.

3. Rent and Other Charges.

A. On or before the first day of the Term, Subtenant will deposit with Sublandlord the amount of Eighty-Five Thousand and 00/100 Dollars ($85,000.00) as a security deposit (“Security Deposit”) to be held by Sublandlord as security for the full and faithful performance of Subtenant’s obligations under this Sublease. Subtenant shall have no right to reduce the amount of the Security Deposit during the Term. If Subtenant fails to pay any Rent or additional rent, or otherwise defaults with respect to any of its obligations under this Sublease, Sublandlord may (but shall not be obligated to), and without prejudice to any other remedy to Sublandlord, use, apply or retain all or any portion of the Security Deposit for the payment of any Rent or additional rent in default or for the payment of any other sum to which Sublandlord may become obligated by reason of Subtenant’s default, or to compensate Sublandlord for any loss or damage or Sublandlord may suffer thereby, including, without limitation, prospective damages and damages recoverable pursuant to California Civil Code Section 1951.2. Subtenant waives the provisions of California Civil Code Section 1950.7, and all other provisions of law now in force or that become in force after the date of execution of this Sublease, that provide that Sublandlord may claim from the Security Deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Subtenant, or to clean the Subleased Space or to pay any amount due Sublandlord hereunder. Sublandlord’s application of such a cash Security Deposit shall not contribute to the cure of any default unless and until Subtenant reinstates the Security Deposit to its full amount (either in the form of cash or a new Letter of Credit Security Deposit compliant with the provisions of this Section). If Sublandlord uses or applies all or any portion of the Security Deposit as provided above, Subtenant shall, within five (5) days after demand therefor, deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to the full amount thereof, and Subtenant’s failure to do so shall, at Sublandlord’s option, be an event of default under this Sublease. If the Subtenant performs all of Subtenant’s obligations hereunder, the Security Deposit, or so much thereof that has not theretofore been applied by Sublandlord, shall be returned to Subtenant within sixty (60) days following the latest of (i) the expiration of the Sublease Term, (ii) the date that Subtenant has vacated the Subleases Space in compliance with the provisions of this Sublease, and (iii) the date Tenant’s Share of Operating Expenses for the calendar year in which the Sublease Term expired are finally computed by Landlord and Sublandlord and Subtenant’s Share (as defined in Section 9(b) below) of Operating Expenses is paid by Subtenant to Sublandlord. Sublandlord shall not be deemed to hold the Security Deposit in trust nor be required to keep the Security Deposit separate from its general funds, and Subtenant shall not be entitled to any interest on the Security Deposit.

B. Commencing on the first day of the Term and continuing throughout the Sublease Term, Subtenant will pay to Sublandlord the following (collectively, “Rent”):

i.

monthly rent (“Monthly Rent”) in an amount equal to Seventy-One Thousand Six Hundred Sixty-Five and 44/100 Dollars ($71,665.44), representing $2.94 per rentable square foot of the Subleased Space per month, until June 1, 2021; thereafter and until the end of the Term, monthly rent in an amount equal to Seventy-Four Thousand Eight Hundred Thirty-Five and 32/100 Dollars ($74,835.32), representing $3.07 per rentable square foot of the Subleased Space per month, in accordance with the terms and conditions of this Sublease and the Master Lease, as incorporated herein;

ii.

all costs and expenses due under the Master Lease and related to the Subleased Space, including Subtenant’s Share (as defined in Section 9(b) below) of Operating Expenses (including Property Taxes and Project Costs) as each is defined in the Master Lease. Without limiting the generality of the foregoing, if Sublandlord is required by Landlord to make advance payments, estimated payments or deposits, Subtenant shall pay Sublandlord the Subtenant’s Share of them in advance;

iii.

parking costs, as additional rent, in an amount equal to Seven Thousand Forty and 00/100 Dollars ($7,040.00), representing 88 allotted unreserved parking stalls at $50.00 each per month, 12 converted parking stalls at $125.00 each per month, and 6 VIP converted parking stalls at each $190.00 per month; parking spaces may be assigned by Subtenant from time-to-time upon notice to the Sublandlord’s Office Manager, who shall maintain a current list of the users of reserved and VIP spaces (Subtenant acknowledges it is using a subset of Sublandlord’s parking spaces allocated to Sublandlord under the Master Lease, and Subtenant shall pay Sublandlord for use of the same at Landlord’s quoted monthly contract rate (as set from time to time) for each permit, plus any taxes thereon);

iv.

an amount equal to One Thousand and Twenty and 00/100 Dollars ($1,020.00) per month, as additional rent, for the use and maintenance of office furniture and furnishings, (exclusive of all wall art located in common areas), as set forth in Exhibit B attached hereto (the “Furniture”); provided that at the end of the Term such Furniture shall be the property of Subtenant and shall be properly removed as proved in Section 4 below; and

v.

an amount equal to Ten Thousand Five Hundred and 00/100 Dollars ($10,500.00) per month, as additional rent, to reimburse Sublandlord for costs related to the shared office services, including but not limited to reception services, handling of incoming and outgoing mail and packages, maintaining records and distributing access and parking fobs, inventory and ordering of supplies, coordination of vendors and service providers, and other tasks as reasonably agreed upon by the parties.

All Rent, additional rent and all other amounts payable to Sublandlord under this Sublease shall be payable on the date that is three (3) days prior to the first (1st) day of each calendar month without deduction, setoff, notice, or demand, or at such other times as invoiced by Landlord under the terms of the Master Lease, in lawful money of the United States of America by electronic fund transfer debit transactions through the Automated Clearing House network (“ACH”) or other reasonable method required in advance by Sublandlord. Rent shall be prorated for any partial month during the Term. All obligations to pay Rent, additional rent, and all other amounts that become due under this Sublease shall survive the expiration or earlier termination of this Sublease. Without limiting the foregoing, except as expressly set forth in this Sublease, Subtenant’s obligation to pay Rent, additional rent and all other amounts under this Sublease shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Subleased Space, or any other restriction on Subtenant’s use, or any casualty or taking, or any failure by Sublandlord to perform any covenant contained herein, or any other occurrence; and, except as expressly set forth in this Sublease, Subtenant waives all rights now or hereafter existing to terminate or cancel this Sublease or quit or surrender the Subleased Space or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover Rent.

C. In addition, Subtenant will reimburse Sublandlord for any and all direct costs and expenses paid on its behalf (e.g. postage, overnight delivery charges, supplies, etc.) upon receipt of invoice therefor reflecting such costs and expenses. Such invoice will be paid promptly upon receipt, and in no case later than 15 days after receipt of such invoice. Sublandlord and Subtenant agree that this Sublease is intended to pass through to Subtenant all financial obligations imposed on Sublandlord pursuant to the Master Lease relating to the Subleased Space, except for the Basic Rent (as defined in the Master Lease) that Sublandlord pays to Landlord for the Subleased Space. Any ambiguity in the terms of this Sublease shall be construed in accordance with such intention.

4. Use of Subleased Space. The Subleased Space will be used solely for Permitted Uses (as defined in Article 1 of the Master Lease), specifically as general office uses and legally related purposes, all in accordance with and subject to the provisions of the Master Lease. Subtenant shall use the areas appurtenant to the Subleased Space solely in accordance with the provisions of the Master Lease. At the end of the Term, Subtenant shall surrender possession of the Subleased Space to Sublandlord in as good order, condition and repair as when received and shall remove all furniture, belongings and installations as set forth in Section 15.3 of the Master Lease.

5. Assignment and Subletting. Subtenant shall have no right to assign this Sublease or sublet all or any portion of the Subleased Space, or voluntarily, by operation of law, or otherwise, directly or indirectly assign or permit to be assigned this Sublease or any interest herein, or allow the Subleased Space to be occupied by persons other than the employees of Subtenant. Any assignment or sublease in violation of this Section 6 shall be deemed void and shall constitute a default by Subtenant under this Sublease.

6. Master Lease. Subtenant acknowledges that it has received a copy of the Master Lease, including Exhibits thereto, also attached hereto as Exhibit C, and agrees that it shall not take any action, or omit to take any action, necessary to comply with the terms of the Master Lease.

a. Except as expressly set forth below in Section 8(b), the Master Lease is incorporated herein in its entirety by this reference. For the purpose of this Sublease, all references in the Master Lease to “Landlord” shall be deemed to mean Sublandlord, all references to “Tenant” shall be deemed to mean Subtenant and all references to “Lease” shall mean this Sublease, all references to “Basic Rent”, “Commencement Date”, and “Term” shall be deemed to mean the Monthly Rent, the Commencement Date, and the Term under this Sublease. Notwithstanding the foregoing incorporation of the terms and conditions of the Master Lease, Sublandlord shall not be responsible for the performance of any obligations to be performed by Landlord under the Master Lease (including without limitation for services, utilities, parking, work alterations, repairs or maintenance to be provided by Landlord under the Master Lease), and Subtenant agrees to look solely to Landlord for the performance of such obligations. Sublandlord shall not be liable to Subtenant for any failure by Landlord to perform its obligations under the Master Lease, nor shall such failure by Landlord excuse performance by Subtenant of its obligations hereunder. Without limiting the generality of the foregoing, all references in the Master Lease to Landlord-provided services or Landlord insurance requirements, and any other references which by their nature relate to the owner or operator of the Building, rather than to a tenant of the Building subleasing space to a subtenant, shall continue to be references to Landlord and not to Sublandlord. In the event of a conflict between the express provisions of this Sublease and the Master Lease, as between Sublandlord and Subtenant, the express provisions of this Sublease shall control.

b. Sublandlord and Subtenant agree that as between Sublandlord and Subtenant the following terms of the Master Lease shall not be incorporated into this Sublease:

i. The defined economic terms for “Basic Rent”, “Term”, “Premises” and the like are inapplicable except in the case of Subtenant’s holding over in the Subleased Space following the expiration or sooner termination of the Sublease Term, in which event Subtenant shall be liable for, and shall forthwith pay to Sublandlord, any and all Basic Rent and Additional Rent as may be due and owing from Sublandlord to Landlord as a result of such holding over and;

ii. Article 1 (except for defined terms of the address of the Building, the Project Description, the Floor Area of the Building, and the applicable definitions in clause 7) Article 2, Article 3, Section 4.1, Section 4.3, The 6th, 7th, 9th and 10th sentences of Section 5.1, Section 5.2, Section 5.4, Article 6, Section 7.2, Section 7.3, Article 8, Article 9, Article 10.2, Article 11, Article 12, Section 13.1, the last four sentences of Article 16, Article 18, Article 22 confidentiality and financial statements, Subsection (h) of Exhibit B, Section 8 of Exhibit C, Exhibit F (except that Subtenant shall observe all rules and regulations of the Parking Area set forth therein), Sections 1-8 of Exhibit G, Section 9 of Exhibit G, Section 11 of Exhibit G (except that Subtenant shall observe all rules and regulations for the Building promulgated by Landlord in accordance with the Master Lease), Sections 12-23 of Exhibit G, Exhibit X, the First Amendment, the Second Amendment, and the Third Amendment to Lease (except the modifications to the Master Lease in Section III A. 3 and III C., as the same affect the Master Lease provisions as incorporated herein and applicable to the Subleased Space).

c. Except as otherwise specifically set forth in this Sublease, the time limits set forth in the Master Lease for the giving of notices, making demands, performance of any act, condition or covenant, or the exercise of any right, remedy or option, are changed for the purpose of this Sublease by shortening the same in each instance so that notices shall be given, demands made, or any act, condition or covenant performed, or any right, remedy or option hereunder exercised by Subtenant as the case may be within three (3) business days prior to the expiration of the time limit, taking into account the maximum grace period, if any, relating thereto contained in the Master Lease with respect to such matter. Each party shall promptly deliver to the other party copies of all notices, requests or demands which relate to the Subleased Space or the use or occupancy thereof after receipt of the same from Landlord.

d. Subtenant agrees that neither it nor any of its employees, agents, contractors, or invitees will do anything, and will not suffer anything to be done, in, on or about the Subleased Space which would result in the breach by Sublandlord of its undertakings and obligations under the Master Lease. Except as set forth in this Section 8, this Sublease shall be subject to and on all of the terms and conditions as are contained in the Master Lease.

e. Capitalized terms used in this Sublease, but not defined herein, shall have the meanings given them in the Master Lease.

7. Condition and Acceptance of the Subleased Space. By execution of this Sublease, Subtenant accepts the Subleased Space and all appurtenant areas in its “AS IS, WHERE IS, WITH ALL FAULTS” condition, and Sublandlord makes no representations or warranties to Subtenant, express or implied, with respect to any matter relating to the zoning, legal compliance or physical condition of the Subleased Space, or as to the use or occupancy which may be made thereof. Sublandlord shall have no obligation to perform any improvements, alterations or repairs to the Subleased Space or any appurtenant areas prior to delivery thereof to Subtenant. Subtenant hereby waives, disclaims and renounces any representation or warranty. The Subleased Space is not currently separately demised from the Remaining Premises, and Subtenant hereby releases Sublandlord from, and waives any claims against Sublandlord for, matters arising out of the absence of such separate demising.

a. Subtenant shall keep and maintain the Subleased Space and all fixtures and equipment therein clean and in substantially in the same condition as existing upon their delivery to Subtenant hereunder, except for reasonable wear and tear, damage by fire or other casualty, or damage as a result of acts or omissions by Sublandlord or Landlord, and in all events in the condition required under the Master Lease.

b. For purposes of this Sublease, “Subtenant’s Share” shall mean the rentable square feet of the Subleased Space divided by the rentable square feet of the Master Premises. Subtenant’s Share on the Effective Date is 53.86%. Sublandlord and Subtenant agree that Sublandlord shall not prepare Landlord’s estimates or statements but shall forward copies of Landlord’s estimates and statements after receipt, and the definition of Tenant’s Share shall be, as between Sublandlord and Subtenant, Subtenant’s Share as set forth above.

8. Alterations. Subtenant shall not make any alteration, addition, improvement or change to the Subleased Space (including, but not limited to any alteration of the paint color or carpeting in the Subleased Space) without the prior written consent of Sublandlord, which consent shall be given or withheld or conditioned in Sublandlord’s sole and absolute discretion and by Landlord (if required). Any alterations permitted by Sublandlord pursuant to this Section 10 shall be made by Subtenant in accordance with all of the terms and conditions of the Master Lease relating to alterations. Subtenant shall reimburse Sublandlord and Landlord for any costs incurred in connection with the review of any proposed alterations by Subtenant. Without limiting any restrictions contained in the Master Lease, Subtenant shall restrict all noisy and intrusive work to non-business hours. Subtenant hereby agrees to indemnify, defend and hold harmless Sublandlord, the Sublandlord Entities and Landlord from all damages, costs, losses and liabilities arising from such alterations or improvements or the construction thereof by Subtenant or its agents, employees, contractors or invitees.

9. Notices. All notices, demands or requests which may be or are required to be given under this Sublease shall be in writing and shall be given by personal delivery, or by electronic mail (receipt confirmed), or certified or registered mail, return receipt requested, postage prepaid, and addressed as follows:

Sublandlord:	Steadfast Companies
18100 Von Karman Avenue, Suite 500
Irvine, CA 92612
Attention: Dinesh Davar, CFO
Dinesh. Davar@steadfastco.com

Subtenant:	STAR REIT Services, LLC
18100 Von Karman Avenue, Suite 200
Irvine, CA 92612
Attention: Ella Neyland, President/CFO
Ella.Neyland@steadfastreit.com

The addresses of the parties may be changed from time to time by notice given in the manner set forth in this Section 11. Each notice, request, demand, advice or designation given under this Sublease shall be deemed properly given only upon actual receipt or refusal of delivery.

10. Termination of Master Lease. This Sublease is, and shall at all times remain, subordinate to the Master Lease and to any mortgage financing of Landlord or superior lease, and to all other matters, instruments or agreements to which the Master Lease is or shall be subject or subordinate, and to all renewals, modifications, consolidations, replacements and extensions thereof. In the event the Master Lease expires or is terminated for any reason, then, on the date of such expiration or termination, this Sublease shall automatically terminate and be of no further force or effect as if such expiration or termination date had been specified in this Sublease as the expiration date hereof. If the expiration or termination of the Master Lease (and resulting termination of this Sublease) occurs, Sublandlord shall have no liability to Subtenant for the resultant termination of this Sublease, notwithstanding the reason for such expiration or termination, including without limitation, any such expiration or termination caused by (i) the exercise of any termination right by Landlord or Sublandlord under the Master Lease, including without limitation on account of a casualty or condemnation, (ii) the agreement of Landlord and Sublandlord, or (iii) the default of Sublandlord under the Master Lease. Sublandlord shall have no obligation to obtain any non-disturbance agreements from Landlord or any mortgagees or ground lessors. Subtenant agrees that in the event of termination, reentry or dispossession by Landlord under the Master Lease, Landlord may, at its option, take over all of the right, title and interest of Sublandlord under this Sublease, and Subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the provisions of this Sublease.

11. Subtenant’s Covenants. Subtenant covenants to Sublandlord to perform all of the covenants and obligations to be performed by Sublandlord as tenant under the Master Lease as the same relate to the Subleased Space and to comply with this Sublease and the applicable provisions of the Master Lease, as modified by this Sublease, in all respects (including, without limitation, complying with all OSHA, environmental and other applicable laws, regulations and standards, and complying with Exhibit D of the Master Lease). If Subtenant shall fail to make any payment or perform any act required to be made or performed by Subtenant under the Master Lease pursuant to Subtenant’s assumption of Sublandlord’s obligations thereunder as they relate to the Subleased Space, and such default is not cured by Subtenant by the first to occur of (i) one-half of the period specified in the Master Lease for curing such default, or (ii) five (5) days prior to the expiration of such Master Lease cure period, then Subtenant shall be deemed to be in default under this Sublease and Sublandlord, without waiving or releasing any obligation or default hereunder, may (but shall be under no obligation to) make such payment or perform such act for the account and at the expense of Subtenant, and may take any and all such actions as Sublandlord in its sole discretion deems necessary or appropriate to accomplish such cure. If Sublandlord shall reasonably incur any expense in remedying such default, Sublandlord shall be entitled to recover such sums upon demand from Subtenant as Additional Rent under this Sublease.

12. Default. In the event that Subtenant shall fail to timely perform any of its obligations under this Sublease other than those referred to in Section 14 above and such failure continues (i) in the case of the payment of any amounts payable to Sublandlord for more than three (3) days, or (ii) in the case of obligations referred to in Section 14 above, for more than the applicable cure period specified in Section 14, or (iii) in the case of any other obligation hereunder (except under Section 19 below, as to which there is no cure period), for more than twenty five (25) days after written notice thereof, or (iv) if Subtenant becomes insolvent, fails to pay its debts as they fall due, files a petition under any chapter of the U.S. Bankruptcy Code (or similar petition under any insolvency law of any jurisdiction), or if such petition is filed against Subtenant and such proceeding is not dismissed within ninety (90) days after the filing thereof, or Subtenant proposes any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, makes an assignment for the benefit of creditors, or if a receiver trustee or similar agent is appointed or takes possession with respect to any property of the Subtenant, or if the leasehold hereby created is taken on execution or other process of law in any action against Subtenant, then Subtenant shall be deemed to be in default under this Sublease. In the event of a default by Subtenant, Sublandlord shall have (a) the right to terminate this Sublease by written notice to Subtenant and enforce, with respect to this Sublease and the Subtenant hereunder, (b) any and all of the rights and remedies available to Landlord under the Master Lease on account of a default by the tenant thereunder, and (c) all other rights and remedies to which Sublandlord is entitled under this Sublease and under applicable law (including, without limitation, the remedies of Civil Code Section 1951.4 and any successor statute or similar law).

Sublandlord will not be in default in the performance of any obligation required to be performed by Sublandlord under this Sublease unless Sublandlord fails to perform such obligation within thirty (30) days after the receipt of written notice from Subtenant specifying in detail Sublandlord’s failure to perform; provided however, that if the nature of Sublandlord’s obligation is such that more than thirty (30) days are required for performance, then Sublandlord will not be deemed in default if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any default by Sublandlord, Subtenant may exercise any of its rights provided in this Sublease, at law or in equity, subject to the limitations on liability set forth in this Sublease.

13. Indemnification. Subtenant shall indemnify Sublandlord, Sublandlord’s affiliates and the trustees, directors, officers, managers, partners, beneficiaries, stockholders, employees and agents of each of them (“Sublandlord Entities”) and defend and hold Sublandlord and the other Sublandlord Entities harmless from and against any and all claims, demands, suits, judgments, liabilities, costs and expenses, including reasonable attorneys’ fees, arising out of or in connection with (a) Subtenant’s use and possession of the Subleased Space, or (b) arising out of the failure of Subtenant, its agents, contractors, employees, licensees or invitees to perform any covenant, term or condition of this Sublease or of the Master Lease to be performed by Subtenant hereunder, or (c) the negligence or willful misconduct of Subtenant or Subtenant’s its agents, contractors, employees, licensees or invitees. In no event shall either party be liable to the other for consequential, indirect, exemplary, or punitive damages except that Subtenant shall be liable for all damages that are not limited by the terms of the Master Lease as incorporated in this Sublease, and except for damages under Section 18 below.

Sublandlord agrees to indemnify and defend Subtenant against, and agrees to hold Subtenant harmless of and from, all liabilities, obligations, actions, suits, proceedings or claims, and all costs and expenses, including but not limited to reasonable attorneys’ fees, arising out of or incurred in connection with the use and occupancy of the Subleased Space prior to the date of this Sublease.

14. Insurance. Subtenant shall maintain all insurance required in respect of the Subleased Space during the Sublease Term under the terms of the Master Lease, including without limitation as set forth in Section 10.1 and Exhibit D thereof. Such insurance shall list Sublandlord (and all other entities and individuals reasonably requested by Sublandlord from time to time) and Landlord as additional insureds. Subtenant shall furnish Sublandlord and Landlord with certificates of insurance evidencing the coverages maintained by Subtenant with respect to the Subleased Space in accordance with the Master Lease at execution and upon each renewal of the policy(ies). The provisions of Sections 10.4 and 10.5 (Waiver of Claims and Waivers of Subrogation) of the Master Lease are incorporated by reference into this Sublease and shall apply as between Sublandlord and Subtenant with all references in the Master Lease to “Landlord” being deemed to mean Sublandlord, all references to “Tenant” shall be deemed to mean Subtenant, and all references to “Lease” shall be deemed to mean this Sublease.

If a fire or other casualty occurs, and if Subtenant is required or entitled under the Master Lease and this Sublease to repair or restore the damaged property, then Subtenant shall be entitled to the proceeds from any property insurance policies carried by Subtenant. Sublandlord shall have no obligation to cause Landlord to repair or restore alterations made by or on behalf of Tenant in the Subleased Space in accordance with the terms of the Master Lease and Sublandlord shall have no obligation to repair or restore alterations in the Subleased Space. Notwithstanding the foregoing, if Sublandlord is required under the Master Lease and/or by Landlord to repair or restore damaged property (and Subtenant is not permitted to perform such work), then Subtenant shall turn over all insurance proceeds to Sublandlord within five (5) business days of Sublandlord’s notice to Subtenant. All insurance policies required of Subtenant hereunder shall provide that Sublandlord and Landlord will be given at least thirty (30) days’ prior written notice of any cancellation or amendment in the policy, or any other expiration or defaults thereunder. To the extent the Master Lease has requirements that are more restrictive or more expansive than the requirements of this Sublease with respect to insurance, Subtenant shall comply with those requirements as well. All insurance maintained by Subtenant shall be primary to, and not contributory with, any insurance carried by Sublandlord, whose insurance shall be considered excess only. To the extent permitted by applicable law, Subtenant’s insurance policies shall contain endorsements pursuant to which the insurance company waives subrogation against (i) Sublandlord and any entities required by Sublandlord to be listed by Subtenant as additional insureds and (ii) Landlord and any entities required to be named under the terms of the Master Lease (“Waiver Entities”). In addition to the waivers of claims between Sublandlord and Subtenant as expressly incorporated into this Sublease from Section 10.4 of the Master Lease and any such waivers under this Sublease, Subtenant hereby releases the Waiver Entities to the extent of the limits of the coverage of the insurance policies required to be maintained hereunder with respect to any claim (including a claim for negligence) which it might otherwise have against the Waiver Entities.

15. Fire or Casualty; Eminent Domain. In the event the Subleased Space (or access thereto or systems serving the same) are the subject of a fire or other casualty or a taking by eminent domain that interferes with the use and enjoyment by Subtenant of a material portion of the Subleased Space, Subtenant shall be entitled to an equitable adjustment of the Sublease Monthly Rent set forth in Section 3(B)(i) above until tenantable occupancy is restored, to the extent such rent is abated under the Master Lease. Notwithstanding anything contained in the Master Lease to the contrary, as between Sublandlord and Subtenant only, all insurance proceeds or condemnation awards received by Sublandlord under the Master Lease shall be deemed property of Sublandlord. Sublandlord shall not be liable to Subtenant by reason of a termination of the Master Lease by either Landlord or Sublandlord pursuant to Article 11 of the Master Lease. If the term of the Master Lease is terminated as provided therein, or at the election of either party thereto pursuant to the terms thereof, as a result of any casualty or condemnation affecting the Building or any portion thereof, this Sublease shall thereupon be terminated ipso facto without any liability of Sublandlord to Subtenant by reason of such early termination. Notwithstanding the terms of Article 11 of the Master Lease, to the extent that the same requires Sublandlord to restore the Subleased Space, Sublandlord shall only be required to restore the leasehold improvements in the Subleases Space that exist as of the Commencement Date (other than leasehold improvements or alterations installed by or on behalf of it at Subtenant’s expense), with Subtenant being responsible for restoration of any leasehold improvements or alterations installed by or on behalf of it at Subtenant’s expense.

16. Holding Over. If Subtenant continues to occupy the Subleased Space after the expiration of the Term without the express written consent of Sublandlord, such occupancy by Subtenant shall automatically, without notice, constitute a default and breach of this Sublease by Subtenant. Subtenant shall pay Sublandlord Two Hundred Percent (200%) of the monthly Rent payable for the month immediately preceding the holding over (including, in addition to Monthly Base Rent, all amounts payable for Tenant’s Share of Operating Expenses which Landlord or Sublandlord may reasonably estimate and all other additional rent) for each month or portion thereof that Subtenant retains possession of the Subleased Space, or any portion thereof, after expiration or earlier termination of the Term (without reduction for any partial month that Subtenant retains possession). Subtenant shall also pay all damages sustained by Sublandlord by reason of such retention of possession. The provisions of this Section shall not constitute a waiver by Sublandlord of any re-entry rights of Sublandlord and Subtenant’s continued occupancy of the Subleased Space shall be as a tenancy in sufferance.

17. Inspection; Entry. Sublandlord shall have the right, at all reasonable times after reasonable notice (except in an emergency in which case no notice must be given until reasonably convenient after such entry) to enter upon the Subleased Space and to examine and inspect the Subleased Space, or to perform work therein or in portions or Sublandlord’s premises requiring access through the Subleased Space, or to exercise any other rights under this Sublease. Except in the case of emergencies, in the event the nature of Subtenant’s work in or about the Subleased Space reasonably precludes any access by Sublandlord to a particular area of Sublandlord’s premises at any given time, Sublandlord and Subtenant agree to cooperate in mutual good faith to arrange a reasonable alternative time.

18. Exhibits. All exhibits attached hereto are incorporated in this Sublease, except as expressly excluded herein.

19. Surrender of Subleased Space. At the expiration or earlier termination of the Sublease Term, Subtenant shall quit and surrender the Subleased Space in the condition required under this Sublease and under the Master Lease as if the Master Lease term had expired or been earlier terminated. Without limitation of any of the foregoing, Subtenant shall on or before the expiration or termination of this Sublease, remove all of Subtenant’s personal property, any subleasehold improvements, alterations and additions as Sublandlord has directed Subtenant to remove when Subtenant requested Sublandlord’s approval for such improvements, alterations and additions, and all tel/data cabling and equipment installed by or for Subtenant, and repair any damage caused by such removal. If any personal property of Subtenant shall remain in the Subleased Space after the termination of this Sublease, at the election of Sublandlord, (i) it shall be deemed to have been abandoned by Subtenant and may be retained by Sublandlord as its own property or (ii) such property may be removed and disposed of by Sublandlord at the expense of Subtenant. The rights of Sublandlord shall be in addition to the rights of Landlord under Section 15.3 of the Master Lease and Subtenant shall be responsible for all of the obligations of Tenant under such Section 15.3. Subtenant’s obligation to observe or perform under this Section shall survive the expiration or termination of this Sublease.

20. Jury Trial. THE PARTIES DO HEREBY EXPRESSLY WAIVE ALL RIGHTS TO TRIAL BY JURY ON ANY CAUSE OF ACTION DIRECTLY OR INDIRECTLY INVOLVING THE TERMS, COVENANTS, OR CONDITIONS OF THIS SUBLEASE OR ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANYWAY CONNECTED WITH THIS SUBLEASE.

21. Miscellaneous.

a. Counterparts. This Sublease may be executed in any number of counterparts, each of which shall be deemed an original, and when taken together they shall constitute one and the same sublease. Without limiting the generality of the foregoing, the parties agree that counterparts may be exchanged by electronic “.pdf” signature and when both Sublandlord and Subtenant have signed and delivered at least one such electronic counterpart, each shall be deemed an original and, when taken together with the other, shall constitute one and the same Sublease which shall be binding upon and effective as to Sublandlord and Subtenant.

b. No Waiver. The failure of either party to insist on strict performance of any covenant or condition hereof, or to exercise any option contained herein, shall not be construed as a waiver of such covenant, condition or option in any other instance.

c. Memorandum of Lease. Subtenant shall not record this Sublease or any memorandum or notice hereof.

d. Severability. The invalidity of any of the provisions of this Sublease will not impair or affect in any manner the validity, enforceability or effect of the rest of this Sublease.

e. Relationship Between the Parties. This Sublease does not create the relationship of principal and agent, nor does it create any partnership, joint venture, or any association or relationship between Sublandlord and Subtenant other than as and to the extent specifically provided in this Sublease, the sole relationship of Sublandlord and Subtenant being that of sublandlord and subtenant as provided in this Sublease.

f. Remedies Cumulative. Except as specifically provided herein, all rights and remedies of Sublandlord under this Sublease shall be cumulative and none shall exclude any other rights and remedies allowed by law.

g. Liability. No partner, member, shareholder, beneficial owner, officer, director, manager or other beneficial owner in either party hereto shall have any liability to the other party for any matters arising under or in connection with this Sublease.

22. Use of Furniture. During the Sublease Term, Sublandlord hereby leases to Subtenant and Subtenant hereby accepts from Sublandlord, for the monthly charge set forth in Section 3(B)(iv) above, the Furniture. The FF&E shall be leased in its “AS-IS, WHERE IS, WITH ALL FAULTS” condition and Sublandlord makes no representations or warranties to Subtenant of any kind with respect thereto. Subtenant shall maintain the FF&E in its existing condition and repair, ordinary wear and tear and damage by casualty excepted, and shall pay all FF&E taxes associated with the FF&E. No alterations or changes shall be made to the FF&E except with Sublandlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Upon expiration of the Sublease Term or earlier termination of this Sublease, such Furniture shall be conveyed to Subtenant in consideration of Subtenant’s payment to Sublandlord in the amount of One Dollar ($1.00), receipt of which is hereby acknowledged. The foregoing provision shall be self-operative, but in confirmation thereof, upon the request of Sublandlord, Subtenant shall execute and deliver a bill of sale, on a form provided by Sublandlord, pursuant to which Sublandlord shall transfer and convey such furniture to Subtenant. Sublandlord makes no representations or warranties as to the condition or suitability of such Furniture for Subtenant’s use. Sublandlord shall have no other obligation or liability with respect to any such Furniture, and such Furniture shall constitute Subtenant’s property for all purposes under the Sublease and Master Lease.

23. Signage. Sublandlord shall have no obligation to furnish or permit any signage to be installed by Subtenant and any such signage for Subtenant shall be installed only with the prior approval of Sublandlord and Landlord and in accordance with the provisions of the Master Lease.

24. Security Measures. Subtenant hereby acknowledges that Sublandlord shall have no obligation whatsoever to provide guard service or other security measures for the benefit of the Subleased Space.

25. Attorney Fees. If either party commences an action against the other in connection with this Sublease, the prevailing party will be entitled to recover costs of suit and reasonable attorney fees.

26. Successors and Assigns. This Sublease will be binding on and inure to the benefit of the parties to it, their heirs, executors, administrators and successors in interest.

27. Entire Agreement. This Sublease sets forth all the agreements between Sublandlord and Subtenant concerning the Subleased Space, and there are no other agreements either oral or written other than as set forth in this Sublease.

28. Time of Essence. Time is of the essence in this Sublease.

29. Certified Access Specialist. Pursuant to California Civil Code Section 1938, Sublandlord hereby notifies Subtenant that, to Sublandlord’s knowledge, as of the Effective Date, the Subleased Space have not undergone inspection by a “Certified Access Specialist” (“CASp”) to determine whether the Subleases Space meet all applicable construction-related accessibility standards under California Civil Code Section 55.53.

30. Governing Law. This Sublease will be governed by and construed in accordance with the laws of the State of California.

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IN WITNESS WHEREOF, the parties have executed this Sublease as of the date first above written.

SUBLANDLORD:

STEADFAST INVESTMENT PROPERTIES, INC.

By:
Authorized Officer

STEADFAST MANAGEMENT COMPANY, INC.

By:
Authorized Officer

SUBTENANT:

STAR REIT SERVICES, LLC

By:
Authorized Officer

Exhibit K

EXHIBIT A

THE SUBLEASED SPACE

EXHIBIT B

FURNITURE LIST

EXHIBIT C

MASTER LEASE